Exhibit 10.4
PLANET BEACH FRANCHISING CORPORATION
AREA REPRESENTATIVE AGREEMENT DATA SHEET

1.	Name of Area Representative:

Partner or Spouse:

2.	Area Representative’s Address:

3.	Licensing Agent:

4.	Area Representative’s Territory:

5.	Area Representative’s Telephone Number:

6.	Area Representative’s Cell Number:

7.	Area Representative’s Facsimile Number:

8.	Area Representative’s E-Mail Address:

9.	Area Representative Fee:

10.	Amount Paid:

11.	Amount Due:

12.	Effective Date:

Agreement Exceptions:

The information contained in this Data Sheet is incorporated by reference into the Planet Beach Franchising Corporation Area Representative Agreement.

PLANET BEACH FRANCHISING CORPORATION
AREA REPRESENTATIVE AGREEMENT
TABLE OF CONTENTS

Background	3
1. GRANT AND TERRITORY	4
2. TERM AND RENEWAL	4
3. AREA REPRESENTATIVE FEES	5
4. MANDATORY DEVELOPMENT SCHEDULE	5
5. TRAINING	6
6. CONFIDENTIAL OPERATIONS MANUAL	7
7. DUTIES OF PLANET BEACH	7
8. DUTIES OF AREA REPRESENTATIVE	8
9. USE OF SYSTEM AND PROPRIETARY MARKS	12
10. REMUNERATION OF AREA REPRESENTATIVE	13
11. COVENANTS	15
12. RELATIONSHIP OF THE PARTIES	15
13. INDEMNIFICATION	16
14. INSURANCE	16
15. DEFAULT AND TERMINATION	16
16. TRANSFERABILITY	17
17. RIGHTS AND OBLIGATIONS OF THE PARTIES UPON TERMINATION	19
18. CHANGES AND MODIFICATIONS	20
19. NOTICES	21
20. CHOICE OF LAW; DISPUTE RESOLUTION	21
21. CONSTRUCTION	23
22. PERSONAL GUARANTY OF SHAREHOLDERS, PARTNERS, MEMBERS AND MANAGERS	24
23. REPRESENTATIONS AND ACKNOWLEDGMENTS	25

Exhibits to Planet Beach Franchising Corporation’s Area Representative Agreement

Exhibit 1 – Planet Beach Franchising Corporation’s Single Unit Franchise Agreement
Exhibit 2 – Planet Beach Franchising Corporation’s Multi-Unit Option Agreement
Exhibit 3 – Guaranty Agreement and Acknowledgment by Guarantor
Exhibit 4 – Confidentiality and Non-Compete Agreement
Exhibit 5 – Statement of Prospective Area Representative

AREA REPRESENTATIVE AGREEMENT
     THIS AREA REPRESENTATIVE AGREEMENT (the “Agreement”) is made as of this                      day of                     , 20                     between Planet Beach Franchising Corporation, a Delaware corporation with an address at 5145 Taravella Road, Marrero, Louisiana 70072 (“Planet Beach”) and                                          (“Area Representative”).
BACKGROUND
A. Contemporaneous with the execution of this Agreement, you and Planet Beach have entered into a Single Unit Franchise Agreement (the “Franchise Agreement”) for the right to establish and operate a single Planet Beach Spa (the “Your Spa”) and paid the Initial Franchise Fee.
B. Through the expenditure of money, time and effort, Planet Beach has developed a distinct and proprietary method business format for the operation of spas (the “System”), the distinguishing characteristics of which include proprietary operating procedures and standards and specifications for products and services, as amended from time to time in Planet Beach’s sole discretion.
C. The System is identified by proprietary trademarks, service marks, trade dress, logos and other indicia of origin including, without limitation, the trade name and service mark “Planet Beach” (the “Proprietary Marks”).
D. Planet Beach offers franchises to qualified individuals for the right to use the System and Proprietary Marks at a single approved location (the “Spa”).
E. Planet Beach continues to develop, expand, use, control and add to the Proprietary Marks and System for the benefit and exclusive use of itself and its franchisees in order to identify for the public the source of products and services marketed thereunder and to represent the System’s high standards of quality and service;
F. You have applied to Planet Beach for the non-exclusive right to serve as an independent representative of Planet Beach and to coordinate the development of the territory defined in the Data Sheet (“Territory”) granted hereunder, including recruiting franchisees to operate Spas under Planet Beach’s System and Proprietary Marks, as well as to provide continuing operational and supervisory assistance and otherwise administer the System within the Territory as specified herein; and
G. You acknowledge that you have read this Agreement and Planet Beach’s Franchise Disclosure Document, and that you have been given an opportunity to obtain clarification of any provision that you did not understand. You also understand and agree that the terms and conditions in this Agreement are necessary to maintain Planet Beach’s high standards of quality and service, and the uniformity of those standards at all Planet Beach Spas.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, mutually agree as follows:
1. GRANT AND TERRITORY
1.1. Grant. Planet Beach hereby grants you for a term of 10 years (“Term”) the non-exclusive right and license to serve as an independent representative of Planet Beach in order to recruit prospective franchisees in the Territory described in the Data Sheet (the “Territory”) and provide certain services to franchisees (as provided below) in the Territory in strict accordance with the System and under the Proprietary Marks. Each Spa sold in the Territory shall operate according to the terms of an individual Single Unit Franchise Agreement (“Franchise Agreement”), a copy of which is attached hereto as Exhibit 1, which may be modified from time to time by Planet Beach
1.2. Reservation of Rights. Planet Beach retains the right, among others, to: (i) establish and grant others the right to develop and establish Planet Beach Spas outside the Territory; and (ii) use the Proprietary Marks within your Territory in alternative forms of distribution for selling its products including, but not limited to, tanning beds, spa equipment, lotions and other products. Such forms of distribution include, without limitation, offering Planet Beach products within health clubs, beauty salons, spas, stores, boutiques and other locations, as well as through fixed stores, the internet and mail order sales.
1.3. Additional Territory. You may purchase an additional Territory under the following conditions:
1.3.1. Your Spa is open and operating in your current Territory and you are compliant with your Franchise Agreement;
1.3.2. There are a minimum of 3 other Spas open and operating in your Territory that are compliant with their Franchise Agreements;
1.3.3. The additional Territory you wish to purchase is contiguous with your current Territory; and
1.3.4. You execute the then-current Area Representative Agreement contemporaneous with the then-current Single Unit Franchise Agreement for a Spa located within the additional Territory.
1.3.5. You have no outstanding balances owed to Planet Beach.
1.4. Sale of Your Spa. You may sell your Spa to a buyer who we approve and who will sign a then-current Single Unit Franchise Agreement after your Spa has been in operation for 36 months.
2. TERM AND RENEWAL
2.1. Term. The initial term of this license shall begin on the Effective Date set forth on the Data Sheet by Planet Beach and shall expire at midnight on the tenth anniversary of the Effective Date.
2.2. Renewal. You have the right to renew this Agreement for additional 5-year terms, if you meet the following conditions on the date of expiration of the Initial Term or any Renewal Term:
     2.2.1. You are in compliance with all the terms and conditions of this Agreement at the time of renewal and have substantially complied with the terms of this Agreement and with the operating standards established by Planet Beach throughout the initial term and any renewal term of this Agreement;
     2.2.2. You have satisfied all monetary obligations owed to Planet Beach and its affiliates;
     2.2.3. You are in compliance with all other agreements with Planet Beach and/or its affiliates;
     2.2.4. You have provided Planet Beach with written notice of your intention to renew the Area Representative Agreement at least 90 days but not more than 180 days prior to expiration of the then current term;
     2.2.5. You execute Planet Beach’s then-current form of area representative agreement, which may vary materially from the terms of this Agreement, which when executed, will supersede this Agreement in all respects; and
     2.2.6. You sign a general release in the form prescribed by Planet Beach, in favor of Planet Beach and its affiliates and their respective officers, directors, agents, and employees, for all claims arising out of or related to this Agreement or any related agreements with Planet Beach and its affiliates.
3. AREA REPRESENTATIVE FEES
3.1. In consideration of the rights granted under this Agreement, you must remit to Planet Beach an Area Representative Fee in the amount set forth in the Data Sheet (the “Area Representative Fee”), which is deemed fully earned upon payment and non-refundable.
3.2. This Agreement is not a Franchise Agreement and does not authorize you to operate Spas under the System, and you have no right to use the System and Proprietary Marks in any manner by virtue of this Agreement, other than as necessary to recruit individual franchisees and to manage and supervise Planet Beach franchisees within the Territory.
3.3. You may own and operate additional Spas under the System within the Territory upon the execution of our then-current franchise agreement, and payment of the initial franchise fee which will be discounted by 1/2 for each Spa to be opened within the Territory. You are subject to the same procedures for site approval and subject to the same standards of quality control for each Spa as other Planet Beach franchisees of the System within the Territory.
4. MANDATORY DEVELOPMENT SCHEDULE
4.1. Immediately following the execution of this Agreement, you must immediately commence procedures to open Your Spa in the Territory and comply with the terms and conditions of the Franchise Agreement. You will remit to Planet Beach a royalty fee as set forth in your Franchise Agreement.
4.2. Immediately following the execution of this Agreement, you must immediately commence a franchise sale(s), marketing and development program for the Territory using Planet Beach’s previously approved or prepared sales materials, and will establish and operate yourself or recruit third parties to establish and operate at least 4 Spas per year in the Territory until your Territory is saturated in accordance with paragraph 4.3 hereof. Once your Territory is saturated, you will continue to provide support and training to the franchisees in your Territory as further discussed below in Paragraph 8.
4.3. You shall ensure that there is a minimum of 1 Spa per market population of 40,000 people (the “Saturation Point”). Your Territory will consist of a population as designated by PBFC. At 1, 000,000 the

Saturation Point is 25 Spas. After you reach the Saturation Point, you must award an additional Spa in your Territory per 40,000 population increase in order to reach the Saturation Point again. Your development obligation hererin shall be referred to as the “Mandatory Development Schedule.”
4.4. The sale of any Spas in excess of the minimum number required under your Mandatory Development Schedule in any time period shall be credited to the subsequent time period. If you fail to meet your Mandatory Development Schedule, in your first calendar year as an Area Representative, you will have a 9 month period to cure the default.
4.5. Planet Beach and Area Representative hereby acknowledge and agree that the Mandatory Development Schedule contained herein is a fair and reasonable time frame for the development of Spas within the Territory and is an accurate reflection of market demand without over saturation of Planet Beach’s proprietary services offered under the System.
5. TRAINING
5.1. Area Representative Program. You must successfully complete each of Planet Beach’s 3 training programs as described below in Paragraphs 5.1.1, 5.1.2 and 5.1.4 prior to beginning operations. You must attend the program immediately following your execution of the Agreement. Planet Beach will provide these training programs tuition-free to you. You shall be solely responsible for all other training-related expenses including, without limitation, travel expenses to and from the training site, lodging accommodations for additional persons, and dining expenses. These training programs will be in addition to the training required under the Single Unit Franchise Agreement.
     5.1.1. Area Representative Planet Beach University Training. You must complete all Area Representative required courses or certifications of Planet Beach University, a web-based training and certification program prior to attending further Area Representative, Grand Opening Specialist or Mentor training.
     5.1.2. Area Representative Training. You must attend Special Training, a 5-day program conducted at Planet Beach’s headquarters.
     5.1.3. Mentor Training. You must attend Area Representative Mentor Training, a 3-day program in which you will work in the field with an Area Representative designated by Planet Beach.
     5.1.4. Grand Opening Specialist (G.O.S.) Certification. You are required to provide G.O.S. services to the spas awarded within your Territory, as further explained in Paragraph 8.10 below. You and an approved G.O.S., if you so chose to hire one, must obtain G.O.S. Certification. G.O.S. Certification consists of, without limitation, courses on Planet Beach University Online, Classroom training at Planet Beach headquarters or at a location designated by Planet Beach, Grand Opening Shadow Training as further described in Paragraph 6 of the Franchise Agreement, and any other additional training and seminars as designated by Planet Beach. G.O.S. Certification must be maintained annually through refresher courses.
     5.1.5. IFA Compliance Course. You must successfully complete this online compliance course offered through the International Franchise Association prior to attending Area Representative and Mentor Training. You are solely responsible for tuition and all related expenses.
5.2. Additional Training Programs and Seminars. Planet Beach has the right to require you to attend additional training and/or to complete compliance courses. Planet Beach will not require your participation more than 2 times per year. You are solely responsible for tuition and all training-related expenses including, without limitation, travel expenses and living and dining accommodations.

5.3. Discovery Day. You must attend Discovery Day at Planet Beach’s headquarters with the first qualified prospective franchisee(s) you submit to Planet Beach.
5.4. Two Annual Conferences. You must attend both conferences, one of which will coincide or immediately precede Planet Beach’s Annual Convention, unless exigent circumstances exist and you receive Planet Beach’s prior approval not to attend, or in the event that the nature of the exigent circumstances renders obtaining prior approval impracticable, you must notify Planet Beach of the reasons for your non-attendance as soon as it becomes practicable. All costs related to the Annual Conferences, including but not limited to, travel expenses, lodging and entertainment shall be your sole responsibility.
6. CONFIDENTIAL OPERATIONS MANUAL
Planet Beach will loan you one copy of its confidential Area Representative operations manual(s) (the “Operations Manual”), containing policies, procedures, standards, specifications and methods of operating as a Planet Beach Area Representative. Planet Beach has the right to amend and supplement the Operations Manual from time to time in its discretion. The contents of the Operations Manual are protected by the Copyright law of the United States and may not be disclosed to any person or entity not affiliated with Planet Beach and may not be duplicated, copied, reproduced or altered in any way. Planet Beach will post its Operations Manual on its website, accessible only to Planet Beach and its franchisees, it shall be in “read only” format and may not be downloaded, saved, copied, duplicated, distributed or altered in any way. A violation of Planet Beach’s copyright will be punishable to the maximum extent permitted by law. Area Representative acknowledges and agrees that the Confidential Operations Manual is proprietary and a confidential trade secret owned by Planet Beach, and will at all times treat these documents and materials as such. Area Representative must take all reasonable steps to maintain such information as confidential, restrict and prohibit unauthorized access to the Operations Manual and prohibit any copying, duplication or recording of any information contained therein. Planet Beach may from time to time update and revise the contents of the Operations Manual and distribute supplements thereto, and Area Representative expressly agrees to comply with each new or changed standard.
7. DUTIES OF PLANET BEACH
Planet Beach will furnish the following services, information and personnel to the Area Representative.
7.1. Marketing. Planet Beach will make available to you, at your own expense, all materials, layouts, business cards, stationary, Franchise Disclosure Documents and other promotional items necessary to attract new franchisees and promote the business and goodwill of the System.
7.2. On-Going Support. Upon your request, Planet Beach will review your operation and techniques in franchise sales and support services, and may suggest methods of improvement.
7.3. Franchise Disclosure Document (“FDD”). Planet Beach will prepare and keep current the necessary Franchise Disclosure Document relative to the offer and sale of Spas in the Territory. If your territory is in a registration state, Planet Beach shall also register Planet Beach’s Franchise Disclosure Document. You are responsible for timely providing and updating true and accurate information required to be disclosed in the Franchise Disclosure Document by applicable law.
PLANET BEACH RESERVES THE RIGHT TO WITHHOLD FROM YOU ANY PRODUCTS, SERVICES, MAINTENANCE, INFORMATION, ADVICE, CONSULTATION AND TRAINING, TO DIRECT SUPPLIERS NOT TO OFFER SYSTEM DISCOUNTS, TO DELETE YOUR SPA

FROM THE PLANET BEACH WEBSITE, AND TO DENY YOU ACCESS TO PLANET BEACH’S COMPUTER SYSTEM IF YOU ARE NOT IN COMPLIANCE WITH THE TERMS OF THIS AGREEMENT OR THE OPERATIONS MANUAL.
8. DUTIES OF THE AREA REPRESENTATIVE
In addition to your obligation to meet the Mandatory Development Schedule described in paragraph 4 above, you agree to perform the following obligations in a diligent and timely manner:
8.1. Generally. You must submit to Planet Beach for prior approval all sales, promotional, and advertising and other materials, which you intend to use to recruit new franchisees. Planet Beach will notify you of its approval of the proposed materials and programs within 10 days after receipt thereof. If Planet Beach does not approve such material and programs within such period, such material shall be deemed disapproved and Area Representative shall not use such materials in any manner. Planet Beach shall use reasonable efforts to respond within said 10 day period and shall not unreasonably withhold or delay approval.
8.2. Compliance with Planet Beach’s Policies and Procedures. You agree to follow and enforce in your Designated Market Area (DMA), Planet Beach’s standards, specifications, policies and procedures as set forth in the Area Representative Operations Manual and/or Training Manual, as it may be amended from time to time, or otherwise in writing. Planet Beach will have the sole right and distinction to make policy decisions concerning every aspect of your sales, promotions, advertising and other programs.
8.3. Compliance with Standards and Specifications. Planet Beach has created and developed special procedures, standards and methods for operating and maintaining Spas, which standards are incorporated in Planet Beach’s Confidential Operating Manual. You shall ensure that each Spa within the Territory is developed and operated solely in accordance with Planet Beach’s requirements and specifications as set forth in the Confidential Operating Manual, and periodically inspect and secret shop or use other techniques as required by Planet Beach, which may be changed from time to time.
8.4. Compliance with Franchise Agreement. Area Representative will ensure that all signs, equipment, fixtures, supplies, design, layout and maintenance of each Spa conforms to the plans and specifications set forth in the Operations Manual. Area Representative will take all necessary steps to enforce the terms of each individual Franchise Agreement executed for a Spa within its Territory and the provisions of the Operations Manual, as amended.
8.5. Representations and Earnings Claims. You will make no earnings claims, promises, representations or commitments to any prospective franchisee other than as stated in the then-current Franchise Disclosure Document and/or Franchise Agreement, and will only make offers and presentations pertaining directly or indirectly to the Spa in strict compliance with the laws of the United States, and any other applicable laws and regulations.
8.6. Applicable Laws. You will act (and require your employees to act) in a professional, ethical and responsible manner. You must not violate any federal, state or local law in connection with the offer or sale of franchises, and you must specifically abide by all valid and enforceable laws, rules and regulations by appropriate regulatory bodies regarding franchising. You are responsible for registering yourself as a franchise broker directly with all state franchise authorities where applicable.
8.7. Compliance with Disclosure Laws. All sales of Spas by Area Representative and any acts incident thereto shall be in strict accordance with the FTC Disclosure Document or Franchise Disclosure Document prepared by Planet Beach relative to the sale of Planet Beach franchises. You will furnish the appropriate and currently-approved version of the disclosure document and any other required documents to prospective franchisees, comply with the requirements for timing of disclosure, and obtain and deliver to Planet Beach an original signed receipt for each disclosure document. At the first personal meeting, as defined by the FTC, with a prospective franchisee, you must reveal the fact that you are an Area Representative and franchise broker for Planet Beach, and not an employee, agent or salesperson. You will further acknowledge that you have no power to bind Planet Beach or enter into any agreements with the prospective franchisee other than as specifically authorized in writing by Planet Beach.
8.8. Supervision.
     8.8.1. Personal Supervision. You, or your duly authorized representative, must provide supervision to all Spas within the Territory. Such supervision shall include, but not be limited to, on-site supervision during the period of time prior to the opening of the Spa; review of proposed leases and contracts; consultation and assistance with regard to grand opening of the Spa; provide supplemental training and assistance of all material aspects of the operation of a Spa, as needed, in accordance with Planet Beach’s requirements; periodic and regular telephone calls and weekly visits to monitor operations of the Spas, continuous advisory services to franchisees, ongoing training and updates for all Spas within the Territory. You agree to perform such duties pursuant to Planet Beach’s requirements set forth in this Agreement, the Confidential Operations Manual or otherwise in writing, all of which may be changed from time to time by Planet Beach. If at any time it is determined that you are not fulfilling these requirements, Planet Beach may mandate that you hire additional support staff or management team as described below in section 8.8.2.
     8.8.2. Management Team. At your request, Planet Beach may permit you to operate your duties through a management team. Your management team must successfully complete Planet Beach’s required training programs as described in Paragraph 6 of the Franchise Agreement, as well as the training described in Paragraph 5 above prior to communicating with franchisees. You are solely responsible for tuition and all training-related expenses including, without limitation, travel expenses, living and dining accommodations, and employee salaries. Your management team must sign a Confidentiality and Non-Compete Agreement in the form attached as Exhibit 4 to this Agreement prior to assuming its responsibilities. However, the appointment of a management team shall not relieve you of any duties or obligations under this Agreement.
8.9. Recruiting and Discovery Day. In recruiting prospective franchisees, Area Representative shall make every effort to locate persons of good standing, professional competence, experience, reputation, ability and financial responsibility. You must submit to Planet Beach written and completed applications of all qualified prospective franchisees together with such additional information and comments, including credit and background information, as specified by Planet Beach on terms specified by Planet Beach. Within 10 days of receipt Planet Beach will notify Area Representative and the prospective franchisee of acceptance or rejection of such application. All qualified prospective franchisees must also attend Discovery Day at Planet Beach’s headquarters. The cost for travel will be the responsibility of the prospective franchisee, and the cost for the hotel will be either the responsibility of you or the prospective franchisee. Any other Discovery Day expenses, such as meals and entertainment, will be your responsibility. Planet Beach’s determination, for which it will have complete discretion, will be conclusive, final and binding. Planet Beach will not unreasonably withhold or delay its acceptance of a prospective franchisee or its manager.
8.10. Grand Opening Specialist. For Your Spa, Planet Beach will provide you with one Grand Opening Specialist (“G.O.S.”) at no cost to you and Paragraph 8.10 will not apply to Your Spa. For all other Spas in your Territory, whether awarded by you or not, you solely will hire and provide 1 G.O.S. per single unit franchise and 1 G.O.S. per multi-unit franchise. You or a designated Representative may perform the duties of a G.O.S. after completing G.O.S. Certification Training as explained in Paragraph 5.1.4 above or you may hire someone who has successfully completed G.O.S. Certification Training and has been approved by Planet Beach. All G.O.S. Training costs are your sole responsibility.
8.11. Training. You must provide new franchisees within the Territory 5-days of on-site opening training during the first 2 weeks the new Spa is opened in accordance with Planet Beach’s policies and specifications. Area Representative must also perform a 3-day on-site follow-up training session in the third month after the date designated for grand opening of a franchisee’s Spa. This training is in addition to the training offered the new franchisees in the franchise agreement.
8.12. On-Going Assistance and Support. Area Representative must advise all Spas within the Territory of problems arising out of the operation of any Spa as disclosed by periodic reports submitted to Area Representative or Planet Beach by a franchisee, or by inspections conducted by Area Representative or Planet Beach of the Spas within the Territory. Area Representative must provide each Spa within the Territory with such assistance in connection with the operation of such Spa as is reasonably determined to be necessary by Planet Beach. Operational assistance may consist of advice and guidance with respect to:
     8.12.1. Proper utilization of procedures developed for a Spa with respect to operations and management, recruitment of personnel, advertising and promotion, managing spa expenses, customer service, membership and retail sales, compliance with training and certification, standards and related activities as approved by Planet Beach and as required in the Single Unit Franchise Agreement and Operations Manual;
     8.12.2. Additional services authorized for Spas within the Territory;
     8.12.3. Purchase of equipment, products, inventory, materials, and supplies;
     8.12.4. The institution of proper administrative bookkeeping, accounting, inventory control, supervisory and general operating procedures for the effective operation of a Spa;
     8.12.5. Advertising, catalog and promotional programs;
     8.12.6. Marketing and negotiating techniques to be employed when dealing with prospective customers, clients and vendors; and
     8.12.7. Maintenance of the Spa’s premises.
8.13. Communication and Consultation. Area Representative must make contact with all Spas within the Territory for the purposes of clear communication and consultation, assistance and guidance of franchisees and directors of each Spa, and Area Representative or its representatives will prepare, for benefit of both Area Representative and Planet Beach, written reports regarding these regular contacts outlining any suggested changes or improvement in the operations of the Spa and detailing any defaults in such operations which become evident as a result of any such contact, and a copy of each such written report must be provided to both the franchisee or its manager and Planet Beach at the end of each quarter, March 31, June 30, September 30 and December 31, respectively.
8.14. Seminars by Area Representative. Area Representative shall notify Planet Beach in writing and provide an agenda at least 4 weeks prior to conducting any such regional seminars. At your request, Planet Beach may provide one person as an instructor and/or speaker at each regional seminar. The cost of travel, lodging and meals for the Planet Beach representative will be your responsibility.
     8.14.1. Seminars for Spa. Not less than once every 3 months, Area Representative will arrange for and conduct regional seminars within the Territory for all Spas within the Territory. Such seminars for Spa shall include, without limitation, training and general advisory assistance for the Spa within the Territory. Area Representative Spa Performance Consultants may elect to assist Area Representative in creating content and training materials for spa seminars.
     8.14.2. Seminars for Prospective Franchisees. Not less than once every 3 months, Area Representative will arrange for and conduct regional seminars within the Territory for all prospective franchisees within the Territory. Such seminars for prospective franchisees shall include, without limitation, marketing, promotion, and general education of the Planet Beach franchise.
8.15. Seminars by Planet Beach. Area Representative, or an appointed representative, must attend any Area Representative seminars or training sessions held by Planet Beach. Area Representative shall be responsible for travel, meals and lodging and other related expenses relating to such training sessions.
8.16. Daily Production Reports. You must ensure that the franchisees in your Territory e-mail to or fax to you or Planet Beach on the last day of each month their monthly Daily Production Reports (“DPR”). E-mail will be through Planet Beach’s website. You must review DPR’s and consult franchisees in an effort to achieve monthly spa goals.
8.17. Management and Financial Reviews. Not less than once every 3 months, Area Representative must conduct management and financial reviews with each Spa. As a part of these reviews, an evaluation form, which will be mutually approved by Planet Beach and Area Representative, will be included to determine if Area Representative is satisfactorily performing its duties and obligations under the terms of this Agreement. Area Representative will remit the management and financial review form, together with the Area Representative evaluations to Planet Beach within 10 days after its receipt of such reviews.
8.18. Books and Records. Area Representative must keep accurate records concerning all transactions and communications between Planet Beach, Area Representative and franchisees relating to the operation of any Spa in the Territory, and Planet Beach’s duly authorized representative shall have the right at all reasonable hours to examine all such records, and shall have full and free access to these records for said purpose and for the purpose of making extracts from these records. All such records shall be available for at least 3 years after the termination or expiration of this Agreement for any reason whatsoever.
8.19. Local Advertising. Subject to terms of paragraph 7.1 above, Area Representative agrees to create and develop local advertising and promotional programs for the purpose of recruiting prospective franchisees within the Territory and agrees to implement the use of such advertising and promotional programs once approved by Planet Beach. Area Representative agrees to expend not less than $1,000 per calendar month, for the purpose of recruiting new franchises. The advertising and promotional program will include only local and regional advertising media specific to the Territory and will not include national media advertising or franchise trade shows. An advertising and promotional program budget will be submitted by Area Representative each quarter and will be mutually agreed upon 30 days prior to the beginning of each calendar quarter. Area Representative must submit copies of all advertising and receipts for advertising expenditures no later than the 5th of every month for the previous month.
8.20. Marketing Cooperatives. Area Representative, upon consultation with and approval of Planet Beach’s marketing director, will have the right to establish a Cooperative Marketing and Promotional Association (“CMPA”) of the purpose to solicit contributions to CMPA from franchisees within the Territory. Area Representative hereby agrees to assist Planet Beach in ensuring that individual franchisees comply with the provisions hereof regarding the contribution to CMPA and the use of marketing, promotional and other materials.

8.21. Trade Shows. In the event Area Representative participates in a franchise trade show which participation will be at the Area Representative’s discretion, Area Representative will be responsible for all expense associated with staffing of the booth at the trade show. You will be solely responsible for the display booth, including shipping the booth to and from the trade show, sales and promotional material, and costs to exhibit in the trade show. Planet Beach will only be responsible for the travel and lodging expenses of any Planet Beach personnel who may attend the trade show.
8.22. Default by Area Representative. In the event Area Representative fails to perform any of these duties or any other obligations imposed on it by the terms of this Agreement, after being given a 30 day period of time to resolve, correct, or otherwise bring into compliance any terms of this Agreement, Planet Beach has the right but not the obligation to perform said duties or obligations and Area Representative hereby agrees to remit Planet Beach the sum of $300.00 per day via Planet Beach’s Autodraft system for each representative of Planet Beach for its services in connection therewith together with any expenses incurred by Planet Beach in so performing, including travel, meals and lodging expenses. Any portion of any royalty payments or other payments owed by Planet Beach to Area Representative hereunder may be offset by any amounts owed by Area Representative to Planet Beach if Planet Beach is required to so perform any of Area Representative’s duties or obligations under the terms of this Agreement. In the event Planet Beach performs duties for the Area Representative, without waiving any of Planet Beach’s rights including, without limitation, those described in Paragraph 15 below, the Area Representative’s share of the royalty payments, set forth in Paragraph 10, will cease until the default is cured.
8.23. Termination or Expiration of Franchisees. In the event of a termination or expiration of a franchise agreement with a franchisee in your Territory, you will assist in ensuring that the de-identification process and other post-termination/expiration obligations of the franchisee, as stated in the franchise agreement, are complied with. This assistance will include, without limitation, removing all proprietary materials and/or information from the spa, in particular the customer list/data, contacting and/or notifying the members of the spa via phone, e-mail and/or notice in the local paper regarding termination and/or change of ownership of the spa, notifying other spas within your Territory of membership reciprocation if applicable, ensuring that the Planet Beach sign is removed from the spa, remarketing the spa and/or the area surrounding the spa, and/or all other necessary actions as directed by Planet Beach. Any expenses incurred will be the responsibility of the Area Representative.
9. USE OF SYSTEM AND PROPRIETARY MARKS
9.1. Ownership. Area Representative acknowledges that the name Planet Beach and all other Proprietary Marks licensed hereunder or subsequently developed are owned by Planet Beach Franchising Corporation, and that only Planet Beach, Area Representative and Planet Beach’s designated franchisees have the right to use such Proprietary Marks and such other trade names, trademarks, service marks and copyrights as may presently exist or be acquired and licensed for use by Planet Beach, along with ancillary signs, symbols or indicia used in connection or conjunction with said Proprietary Marks. Area Representative further acknowledges, and will not contest, infringe or harm Planet Beach’s exclusive ownership and rights to each and every aspect of the System
9.2. Goodwill. Area Representative acknowledges that valuable goodwill is attached to such trade names, trademarks and service marks and that it will use such Proprietary Marks only in the manner and to the extent specifically licensed by this Agreement.
9.3. Territorial Limits. Area Representative’s right to market the System and establish and sell Spas is specifically limited to the Territory, and is subject to the supervision and control of Planet Beach as provided herein. Area Representative’s rights will terminate upon the expiration or termination of the Agreement for any reason whatsoever.

9.4. Other Covenants. Area Representative acknowledges that the Proprietary Marks constitute a significant aspect of the System and Area Representative agrees that such Proprietary Marks will not be used as the name, or part of any name, of any corporation, partnership or any entity under which Area Representative or any franchisee within the Territory transacts any business. Area Representative’s use of the marks is subject to the control and approval of Planet Beach in every respect.
9.5. Notification of Actions. If a claim is asserted by others of a prior use of the Proprietary Marks with respect to a similar business within the Territory, Planet Beach will defend such claims, and/or modify or cause to be modified, the Proprietary Marks in any manner as necessary. Area Representative must give written notice to Planet Beach within 5 days of acquiring such knowledge concerning use by others within the Territory of the same or confusingly similar marks or the Proprietary Marks.
9.6. Modification. If Planet Beach at any time in its sole discretion determines that it is advisable for Area Representative and/or individual franchisees to modify or discontinue use of any Proprietary Marks, and/or use one or more additional trade names, trademarks, service marks or other commercial symbols, Area Representative agrees to comply therewith within a reasonable time after notice thereof by Planet Beach. Area Representative also agrees to utilize its best efforts to cause franchisees within the Territory to comply likewise, at the sole cost and expense of the franchisees.
9.7. Internet Usage. If you maintain an internet site, you may not register or use the words “Planet Beach” in your domain name. An individual website may only be operated and maintained through Planet Beach’s website.
10. REMUNERATION OF THE AREA REPRESENTATIVE
The Area Representative’s principal source of income under this agreement will be derived from its share of the revenues generated by the sale and operation of Spas within the Territory. The Area Representative will be entitled to its share of the initial franchise fees and ongoing royalties due under the individual Franchise Agreements for the Territory, provided that, Area Representative fully and diligently performs its obligations throughout the term of this Agreement.
10.1. Escrow and/or Deferral of Initial Franchise Fees. In the event that applicable state and/or federal law requires Planet Beach to defer receipt of the initial franchise fees and/or place said fees into an escrow account until the Spas open for business, you will be paid your percentage of said fees (as described in Paragraphs 10.2 and 10.3 below) once said fees are received by Planet Beach or removed from escrow.
10.2. Spas Generated and Awarded by Area Representative.
     10.2.1. Initial Franchise Fees and Any Multi-Unit Option Fees.
          10.2.1.1. Fees for Spas Sold Within Your Territory. Planet Beach shall remit to you 50% of the initial franchise fee and any multi-unit option fees collected upon the sale of the franchise and due to Planet Beach for each Spa sold within your Territory by you through a lead generated and awarded by you. Planet Beach shall remit said sum within 30 days of cleared funds.
          10.2.1.2. Fees for Spas Sold Outside of Your Territory. Planet Beach shall remit to you 20% of the initial franchise fee and any multi-unit option fees collected upon the sale of the franchise and due to Planet Beach for each Spa sold outside of your Territory by you through a lead generated and awarded by you. Planet Beach shall remit said sum within 30 days of cleared funds.
     10.2.2. Assignment or Renewal Fees. Area Representative shall be entitled to 50% of any monies received by Planet Beach for assignment or renewal fees of Spas awarded by you within your Territory.
     10.2.3. Royalty Fees. All Spas awarded by you within your Territory shall remit to you royalty and service payments due under the individual Franchise Agreement to Planet Beach, based on the percentage of gross sales for each Spa. In consideration of the ongoing supervisory and support services provided by the Area Representative, Planet Beach shall remit 40% of all royalty fees received by Planet Beach to Area Representative.
10.3. Spas not Generated or Awarded by You.
     10.3.1. Initial Franchise Fees and Any Multi-Unit Option Fees. In the event that a franchise broker generates a lead and subsequently awards a Spa within your Territory, Planet Beach shall remit to you 50% of the Net Franchise Fee collected upon the sale of the franchise. “Net Franchise Fee” is defined as the remaining sum after: (i) broker fees/commissions as agreed by and between Planet Beach and broker, if any, plus (ii) Planet Beach fees/commissions plus (iii) 1% administrative expenses are subtracted. Planet Beach shall remit said sum within 30 days of cleared funds.
     10.3.2. Assignment or Renewal Fees. Area Representative shall be entitled to 50% of any Net Monies received by Planet Beach for assignment or renewal fees of Spas within your Territory. “Net Monies” is defined as the remaining sum after: (i) broker fees/commissions as agreed by and between Planet Beach and broker, if any, plus (ii) Planet Beach fees/commissions plus (iii) 1%

administrative expenses are subtracted. Planet Beach shall remit said sum within 30 days of cleared funds.
     10.3.3. Royalty Fees. All Spas within your Territory shall remit royalty and service payments due under the individual Franchise Agreement to Planet Beach, based on the percentage of gross sales for each Spa. In consideration of the ongoing supervisory and support services provided by the Area Representative, Planet Beach shall remit 40% of all royalty fees received by Planet Beach to Area Representative.
10.4 Spas Generated by You and Awarded by Planet Beach.
     10.4.1. Initial Franchise Fees and Any Multi-Unit Option Fees. Upon your generation of a lead, you can choose to engage the efforts of Planet Beach to obtain and award a Spa by written agreement between you and Planet Beach. Planet Beach shall remit to you 20% of the initial franchise fee and any multi-unit option fees collected upon the sale of the franchise due to Planet Beach for each Spa sold within your Territory through a lead generated by you and awarded by Planet Beach. Planet Beach shall remit said sum within 30 days of cleared funds.
     10.4.2. Assignment or Renewal Fees. Area Representative shall be entitled to 20% of any monies received by Planet Beach for assignment or renewal fees of Spas awarded by Planet Beach within your Territory.
     10.4.3. Royalty Fees. All Spas awarded by Planet Beach within your Territory shall remit to you royalty and service payments due under the individual Franchise Agreement to Planet Beach, based on the percentage of gross sales for each Spa. In consideration of the ongoing supervisory and support services provided by the Area Representative, Planet Beach shall remit 40% of all royalty fees received by Planet Beach to Area Representative.
10.5. Acknowledgments. Area Representative expressly acknowledges and agrees that its rights to receive the amounts contemplated by this Paragraph 10 are conditioned on Area Representative’s full, prompt and complete performance of its duties and obligations under the terms of this Agreement. The responsibility for collection of all payments due under the individual Franchise Agreements from franchisees rests solely with Planet Beach. The Area Representative shall use its best efforts to ensure that all payments and reports are submitted to Planet Beach on a timely basis.
10.6. Audits. Planet Beach has the right to inspect the books, records and tax statements of the Area Representative. Such inspection will be at Planet Beach’s expense and a 5-business day written notice shall be given to the Area Representative at his office prior to any inspection.
10.7. Referral. You will be entitled to a referral fee of up to $2,500 per referral for any referral by you who subsequently becomes a franchisee outside of your Territory, but not in another Area Representative’s Territory. This referral fee will be paid by Planet Beach once the referred franchisee first opens its spa for business. In the event that a franchisee refers a prospect who subsequently becomes a franchisee within your Territory, the referral fee will be paid by you to that referring franchisee in an amount up to $2,500.
10.8. Payment of Fees. All fees, including but not limited to the franchise and royalty fees, shall be paid to Planet Beach. Area Representative shall not accept any payment from any existing or prospective franchisees. Planet Beach will not be required to maintain a separate account or a separate set of books and records, and may commingle the fees in a general operating account.
10.9. Royalty Fees for Your Spa. Planet Beach will receive 100% of royalty fees from your Spa. If you own more than 1 Spa, Planet Beach will receive 100% of royalty fees from your 1st Spa and 60% of your royalty fees from each of your subsequent Spas.

11. COVENANTS
11.1. During the Term of this Agreement. During the term of this Agreement, neither you nor any of your principals shall, directly or indirectly, through corporations, partnerships, limited liability companies, trusts, associations, joint ventures, or other unincorporated businesses, perform any services for, engage in or acquire, participate or have any financial or other interest in any other business offering tanning and/or spa services or other services or products offered by Planet Beach, or which engages in any business competing in whole or in part with Planet Beach or which grants franchises or licenses for any business competing in whole or in part with Planet Beach; provided, however, that this provision shall not apply to the operation of any other Planet Beach franchised business pursuant to a valid franchise agreement with Planet Beach.
11.2. After the Term of this Agreement. For a period of 2 years following termination or expiration of this Agreement, or the termination of any principal’s interest in the area representative opportunity, neither you nor any of your principals shall, directly or indirectly, through corporations, partnerships, limited liability companies, trusts, associations, joint ventures, or other unincorporated businesses, perform any services for, engage in or acquire, participate or have any financial or other interest in any other business offering tanning and/or spa services or other services or products offered by Planet Beach or which engages in any business competing in whole or in part with Planet Beach or which grants franchises or licenses for any business competing in whole or in part with Planet Beach: (1) within the Territory; (2) within a 10 mile area surrounding the perimeter of the Territory; or (3) within a 10 mile radius of any Planet Beach location in existence on the date of expiration or termination of this Agreement; provided, however, that this provision shall not apply to the operation of any other Planet Beach area representative business pursuant to a valid area representative agreement with Planet Beach. The aforesaid 2-year period shall be tolled during any period of noncompliance.
11.3. Spouses and Immediate Family Members. It shall be deemed a breach of this Agreement if your spouse or children engage in any of the prohibited conduct.
11.4. Reformation. It is the intention of the parties that this section be enforced to the fullest extent possible. If a court shall determine that it is not enforceable as drawn, then it shall be reformed and enforced to the fullest extent lawful in the jurisdiction.
12. RELATIONSHIP OF THE PARTIES
12.1. Independent Contractor. The appointment of Area Representative pursuant to this Agreement does not make Area Representative an agent, partner, legal representative or employee of Planet Beach and the parties expressly agree that Area Representative is an independent contractor. Area Representative does not have the right to bind Planet Beach, to transact any business or make any promises or representations on behalf of Planet Beach, except as herein expressly provided. Area Representative will at all times represent himself only as an independent contractor who has been appointed and licensed as an Area Representative. Neither this Agreement nor the relationship between the parties hereto constitutes a partnership or a joint venture between Area Representative and Planet Beach. It is understood, acknowledged and agreed by the parties hereto that they do not intend to create by this Area Representative Agreement any type of franchise relationship. The relationship that exists between the parties is one of contracting for the services of Area Representative as an independent representative for franchise sales and support and this Area Representative Agreement is strictly a method to develop a program to sell and coordinate services for Planet Beach and is not a master franchise, subfranchise, area development agreement, or any other type of franchise relationship of any kind or nature. If any state regulatory agency deems Area Representative to be a subfranchisee, Planet Beach shall assume responsibility for all necessary franchise registration filings on behalf of Area Representative and shall assume all costs for such necessary filing with appropriate state agencies.
12.2. Area Representative as a Franchisee. Subject to any provisions contained in this Agreement to the contrary, the relationship of Planet Beach and Area Representative with respect to the ownership and operation by Area Representative of Spas within the Territory, if applicable, will be governed by the individual Franchise Agreement(s) executed in connection therewith.
13. INDEMNIFICATION
13.1. The parties covenant and agree to indemnify and hold the other party harmless against and from any and all claims, demands, judgments, damages, suits, losses penalties, expenses, costs, settlements and liabilities of any kind or nature (including reasonable attorneys’ fees) arising or resulting from any default in the observance, performance, or breach of any representation, warranty, covenant or agreement made by the indemnifying party required to be performed, observed or kept by that party, under this Agreement.
13.2. Each party will be responsible for all loss or damage originating from or in connection with the operation of its respective headquarters, and for all claims or demands for damages to property or for injury, illness or death of persons, directly or indirectly, resulting from said operation, and agrees to indemnify and hold harmless the other party against and from any such claims, loss or damage.
14. INSURANCE
14.1. Area Representative must maintain insurance that may be required by law in connection with its business as the Area Representative, and must further maintain comprehensive general liability coverage. In the event that Area Representative owns and operates any Spa, Area Representative must maintain all insurance required under the individual franchise agreements pertaining thereto.
14.2. In connection with all areas of liability coverage, Area Representative must submit as proof of such insurance a fully paid insurance policy naming Planet Beach and any other parties designated by Planet Beach as additional insured parties, to Planet Beach for Planet Beach’s prior approval before commencing the business contemplated hereunder. Any proposed changes in the insurance policies must be submitted to Planet Beach for its prior approval. Area Representative must furnish to Planet Beach a copy of the then prevailing insurance policies with assurances that the specified insurance is in full force and effect; that the insurance covers Area Representative, Planet Beach and other designated parties as their respective interest may appear, and that said insurance policies will not be canceled or modified by the insurer without written notice to Planet Beach at least 30 days prior to the proposed cancellation or modification including, but not limited to, products liability, property damage, personal injury, owned and non-owned automobile and contractual liability, with a combined single limit of at least $1,000,000.00 or such larger amount as Planet Beach may reasonably require.
15. DEFAULT AND TERMINATION
The rights, licenses and territorial exclusivity granted to the Area Representative under this Agreement have been granted in reliance on Area Representative’s representations and assurances, among others, that the conditions and obligations set forth in Paragraphs 8 and 9 of this Area Representative Agreement will be met and performed in a timely manner.
15.1. The rights, licenses and territorial exclusivity may be terminated upon the happening of any of the following events:

     15.1.1. In the event the Area Representative is adjudicated bankrupt, becomes insolvent, suffers a permanent or temporary court-appointed receivership of substantially all of Area Representative’s property, makes a general assignment for the benefit of creditors or suffers the filing of a voluntary or involuntary bankruptcy petition which is not dismissed within one year after filing;
     15.1.2. If the Area Representative fails to comply with the Mandatory Development Schedule set forth in Paragraph 4 herein within the 1st calendar year as an Area Representative, Planet Beach, in Planet Beach’s sole discretion, may remarket and resell your territory. If the Area Representative fails to also comply with the Mandatory Development Schedule set forth in Paragraph 3 herein within any calendar year following their first year as an Area Representative and default is not cured with in 6 months, Area Representative may be terminated;
     15.1.3. If there is not substantial compliance with Paragraph 8 herein, Planet Beach will immediately give written notice of such substantial noncompliance. Upon receipt of notice of non-compliance the Area Representative will have 30 days to respond in writing to Planet Beach with its action plan to cure the non-compliance and an additional 30 days to establish compliancy. If Area Representative is unable to establish compliancy after 60 days, the Area Representative may be terminated.
     15.1.4. If there is not substantial compliance with Paragraph 8 herein and 75% of the franchisees provide a written petition to Planet Beach that the Area Representative is not substantially providing the franchise support as outlined in their individual Franchise Agreement of which the Area Representative has direct control, Planet Beach will immediately give written notice of such substantial noncompliance. Upon receipt of notice of non-compliance and franchisee petition the Area Representative will have 60 days or such time as is reasonable to cure such defaults; failure to cure said defaults may result in Area Representative’s termination.
15.2. The events of default and grounds for termination described in this Paragraph 15 will be in addition to any other grounds for termination and remedies contained elsewhere in this Agreement or in any individual Franchise Agreement executed between Planet Beach and the Area Representative.
15.3. Upon termination of this Agreement, the Area Representative will not have further rights to receive any portion of any remuneration described in Paragraph 10 above, and Planet Beach will have complete and exclusive rights to the franchise and royalty fees collected from each Spa within the Territory.
15.4. In the event that Planet Beach must expend legal fees in order to get a Spa within your Territory compliant, you will reimburse Planet Beach for 50% of said legal fees directly out of your share of royalty fees from said non-compliant Spa.
15.5. No right or remedy herein conferred upon or reserved to Planet Beach is exclusive of any other right or remedy provided or permitted by law or equity.
16. TRANSFERABILITY
16.1. Planet Beach has the right to assign this Agreement, and all of its rights and privileges hereunder, to any person, firm, corporation or other entity provided that, with respect to any assignment resulting in the subsequent performance by the assignee of the functions of Planet Beach: (i) the assignee shall, at the time of such assignment, be financially responsible and economically capable of performing the obligations of Planet Beach hereunder, and (ii) the assignee shall expressly assume and agree to perform such obligations.
Specifically, and without limitation to the foregoing, Area Representative expressly affirms and agrees that Planet Beach may sell its assets, its Proprietary Marks, or its System outright to a third party; may go public;

may engage in a private placement of some or all of its securities; may merge, acquire other corporations, or be acquired by another corporation; may undertake a refinancing, recapitalization, leveraged buy out or other economic or financial restructuring; and, with regard to any or all of the above sales, assignments and dispositions, Area Representative expressly and specifically waives any claims, demands or damages arising from or related to the loss of said Proprietary Marks (or any variation thereof) and/or the loss of association with or identification of “Planet Beach Franchising Corp.” as Planet Beach hereunder.
Nothing contained in this Agreement requires Planet Beach to remain in the Tanning and/or Spa business or to offer the same products and services, whether or not bearing Planet Beach’s Proprietary Marks, in the event that Planet Beach exercises its rights hereunder to assign its rights in this Agreement.
16.2. Area Representative understands and acknowledges that the rights and duties set forth in this Area Representative Agreement are personal to the Area Representative and are granted in reliance upon the individual or collective character, skill, aptitude and business and financial capacity of Area Representative or its principals. Area Representative has represented to Planet Beach that Area Representative is entering into this Area Representative Agreement with the intention of complying with its terms and conditions and not for the purpose of resale of its rights and obligations hereunder.
16.3. In the event that the Area Representative desires to sell its interest, right or license under this Agreement, it must submit to Planet Beach, in writing, the terms and conditions of any proposed sale or transfer, including the name or names of person or entity desiring to purchase such interest, rights or license of the Area Representative. Planet Beach will have 30 days from the date of the receipt of any notice of a bona fide offer to sell, to purchase the interest of the Area Representative upon the same terms and conditions as set forth in the offer to sell to the bona fide offeree. The right of first refusal granted hereunder to Planet Beach may be exercised in connection with any offer to sell which may be made by the Area Representative during the entire term of this Agreement and any renewal thereof. In the event that Planet Beach elects not to purchase the interest, rights and licenses granted to the Area Representative, then the remaining provisions of this Paragraph 16 shall apply.
16.4. Neither Area Representative nor any partner or shareholder thereof may, without Planet Beach’s prior written consent, directly or indirectly sell, assign, transfer, convey, give away, pledge, mortgage or otherwise encumber any interest in this Agreement without the prior written consent of Planet Beach.
16.5. Planet Beach will not unreasonably withhold or delay its consent to the transfer of any interest in the Area Representative; provided, however, that prior to the time of the transfer, Planet Beach may, in its sole discretion require that:
     16.5.1. The transferee demonstrate to Planet Beach’s satisfaction that it meets Planet Beach’s requirements that existed under the original Agreement and have the adequate financial resources and capital to manage the Territory; and transferee must submit to Planet Beach an application in the form prescribed by Planet Beach;
     16.5.2. At transferee’s expense and upon such other terms and conditions as Planet Beach may reasonably require, transferee or transferee’s manager must complete any training course then in effect for Area Representatives;
     16.5.3. Except in the case of a transfer to a corporation formed solely for the convenience of ownership, a transfer fee of 10% of Planet Beach’s then-current Area Representative fee shall be paid to Planet Beach from Area Representative;

     16.5.4. Area Representative’s execution of a general release, in a form prescribed by Planet Beach, of all claims against Planet Beach, its affiliates and its officers, directors, agents, and employees. Notwithstanding such release, Area Representative shall remain obligated under those provisions of this Agreement that expressly extend beyond the term hereof; and
     16.5.5. Transferee’s execution of Planet Beach’s then-current area representative agreement.
16.6. Planet Beach shall have the irrevocable first right and option to purchase your business on the same terms and conditions as any bona fide purchaser. If you receive an acceptable bona fide offer from a third party to purchase the Territory or any or all of your assets, you shall provide Planet Beach with a copy of the written purchase offer, which offer shall contain all of the terms of the proposed sale and the identity of the proposed purchaser. At Planet Beach’s request, the proposed purchaser shall promptly complete and submit to Planet Beach a franchise application and any other information Planet Beach deems necessary, in its discretion, to evaluate the proposed transferee. Planet Beach may exercise this right of first refusal by notifying you of Planet Beach’s decision to do so in writing within thirty (30) days after receipt of all items required above. Silence on Planet Beach’s part shall constitute rejection. If Planet Beach fails to exercise this option, all provisions relating to assignment of this Agreement remain in full force and effect. The election by Planet Beach not to exercise Planet Beach’s option as to any offer shall not affect Planet Beach’s right of first refusal as to any subsequent offer. Any sale or attempted sale without first giving Planet Beach the right of first refusal shall be void and of no force or effect.
16.7. In the event of the death or permanent incapacity of the Area Representative, the spouse or personal representative of Area Representative may, on request in writing to Planet Beach made within 90 days of such death or permanent incapacity, continue to act as Area Representative under this Agreement for a period of 1 year from the date such request is received by Planet Beach to the expiration of the aforesaid 1 year period. Said spouse or personal representative must file with Planet Beach an application for an Area Representative Agreement. Said spouse or personal representative may, in the alternative, offer for sale the Agreement pursuant to the terms and conditions of this section, including Planet Beach’s right of first refusal contained in paragraph 16.6.
If application is made to Planet Beach for an Area Representative Agreement, Planet Beach agrees to authorize the person designated in such application to become an Area Representative under this Agreement for the balance of the term hereof provided that such person substantially meets Planet Beach’s qualifications to become an Area Representative under the terms of this Agreement, successfully completes all training required under this Agreement, and this Agreement is not in default. No transfer fee will be required upon transfer of this Agreement to the surviving spouse, heirs, beneficiaries or devisee of Area Representative. Except as provided in this Agreement, if the area representative fails to take the above stated steps, it shall constitute a breach of this Agreement.
17. RIGHTS AND OBLIGATIONS OF THE PARTIES UPON TERMINATION
17.1. Area Representative agrees that after the termination of this agreement, for any reason, it shall:
     17.1.1. Promptly turn over to Planet Beach the identities of all prospective franchisees that have been provided with our FDD and/or with whom Area Representative has communicated.
     17.1.2. Not directly or indirectly at any time or in any manner identify itself or any business as a current or former franchisee, licensee or dealer of, or as otherwise associated with, Planet Beach, or directly or indirectly use any of Planet Beach’s Proprietary Marks, any colorable imitation thereof or other indicia of a Spa in any manner or for any purpose, or utilize for any purpose any trade name, trademark, service mark or other commercial symbol that suggests or indicates a connection or association with Planet Beach or its affiliates and franchisees;
     17.1.3. Promptly return to Planet Beach all sign, Manuals, brochures, advertising materials, forms, invoices and other materials containing any Proprietary Marks or otherwise identifying or relating to the System or the operation of a Spa and allow Planet Beach, without liability, to remove all such items from the Area Representative’s offices;
     17.1.4. Promptly take such action as may be required to cancel all fictitious or assumed name or equivalent registrations relating to its use of any Proprietary Marks;
     17.1.5. Promptly notify the appropriate telephone company and all telephone directory listing agencies of the termination or expiration of Area Representative’s right to use any telephone numbers and any regular, classified or other telephone directory listings associated with any Proprietary Marks and authorize transfer of same to or at the direction of Planet Beach. Area Representative agrees to execute updated letters of direction to telephone companies and telephone directory listing agencies directing termination and/or transfer of Area Representative’s right to use telephone numbers associated with the Proprietary Marks, which Planet Beach may hold until termination or expiration hereof. Area Representative acknowledges that as between Planet Beach and Area Representative, Planet Beach has the sole right to and interest in all telephone numbers and directory listings associated with any Proprietary Marks. Area Representative authorizes Planet Beach, and hereby appoints Planet Beach and any officer of Planet Beach as its attorney in fact, to direct the appropriate telephone company and all listing agencies to transfer same to Planet Beach or at is direction, should Area Representative fail or refuse to do so, and the appropriate telephone company and all listing agencies may accept such direction of this Agreement or Area Representative’s letter of direction held by Planet Beach as conclusive of the exclusive rights of Planet Beach in such telephone number and directory listings and its authority to direct their transfer; and
     17.1.6. Furnish to Planet Beach, within 30 days after the effective date of termination or expiration, evidence satisfactory to Planet Beach of Area Representative’s compliance with the foregoing obligations.
17.2. Comply with the restrictive covenants contained in paragraph 11 of this Agreement.
17.3. If Area Representative at the time of expiration or termination of this Agreement is operating one or more franchises pursuant to the terms of individual franchise agreements entered into with Planet Beach, then all of the rights and obligations under such individual franchise agreements will be applicable; however, to the extent of any conflict or inconsistency between any individual franchise agreement and this Agreement, the provisions of the individual Franchise Agreement will govern.
17.4. All obligations of Area Representative which expressly or by their nature service the expiration or termination of this Agreement will continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.
18. CHANGES AND MODIFICATIONS
Planet Beach may modify this Agreement only upon the execution of a written agreement by Planet Beach and Area Representative. Planet Beach reserves and will have the sole right to make changes in the Manual, the System and the Proprietary Marks at any time and without prior notice to Area Representative. Area Representative must promptly alter any signs, products, business materials or related items, at its sole cost and expense, upon written receipt of notice of such change or modification in order to conform to Planet Beach’s revised specifications. In the event that any improvement or addition to the Manual, the System, or the Proprietary Marks is developed by Area Representative, then Area Representative agrees to grant to

Planet Beach an irrevocable, world-wide, exclusive, royalty-free license, with the right to sublicense such improvement or addition.
Area Representative understands and agrees that due to changes in competitive circumstances, presently unforeseen changes in the needs of customers, and/or presently unforeseen technological innovations, Planet Beach’s System must not remain static, in order that it best serve the interests of Planet Beach, Area Representative, and the System. Accordingly, Area Representative expressly understands and agrees that Planet Beach may from time to time change the components of the System, including but not limited to, altering the programs, services, methods, standards, forms, policies, procedures, and software of that System; adding to, deleting from or modifying those programs, products and services which the Spa is authorized to offer; and changing, improving or modifying the Proprietary Marks. Subject to the other provisions of this Agreement, Area Representative expressly agrees to abide by any such modifications, changes, additions, deletions and alterations.
19. NOTICES
All notices, requests and reports to be given under this Agreement shall be in writing, and delivered by either hand; e-mail with a confirming receipt; overnight mail; certified mail, return receipt requested, prepaid; or by facsimile transmission (except that regular monthly and other reports from you may be sent by regular mail), to the address or fax number set forth in the Data Sheet (which may be changed by written notice).
20. CHOICE OF LAW; DISPUTE RESOLUTION
20.1. Governing Law. This Agreement shall be deemed to have been made in the State of Louisiana and shall be construed according to the laws of Louisiana without regard to its conflict of laws, LCC Arts. 3515 et seq., and any amendments and/or revisions thereto.
20.2. Internal Dispute Resolution. Before commencing any legal action against Planet Beach or its affiliates with respect to any such claim or dispute, you must submit a notice of dispute which specifies, in detail, the precise nature and grounds of such claim or dispute to the Planet Beach Legal Department. Resolution of your dispute may involve an external, neutral Ombudsman at Planet Beach’s discretion. If your claim or dispute cannot be resolved, you must agree to a face to face meeting between you, your attorney if you have retained one, a corporate representative from Planet Beach and the General Counsel prior to engaging in mediation. This meeting may occur at a neutral meeting place. You must exhaust these internal dispute resolution procedures before proceeding to mediation.
20.3. Mediation. At Planet Beach’s option, all claims or disputes between you and Planet Beach or its affiliates arising out of, or in any way relating to, this Agreement, or any of the parties’ respective rights and obligations arising out of this agreement, shall be submitted first to mediation, in Jefferson Parish, Louisiana under the auspices of the National Franchise Mediation Program (“NFMP”), in accordance with the NFMP’s Commercial Mediation Rules then in effect. Before commencing any legal action against Planet Beach or its affiliates with respect to any such claim or dispute, you must submit a notice to Planet Beach, which specifies, in detail, the precise nature and grounds of such claim or dispute. Planet Beach will have a period of 30 days following receipt of such notice within which to notify you as to whether Planet Beach or its affiliates elects to exercise its option to submit such claim or dispute to mediation. You may not commence any action against Planet Beach or its affiliates with respect to any such claim or dispute in any court unless Planet Beach fails to exercise its option to submit such claim or dispute to mediation, or such mediation proceedings have been terminated either: (i) as the result of a written declaration of the mediator(s) that further mediation efforts are not worthwhile; or (ii) as a result of a written declaration by Planet Beach. The parties shall each bear their own costs of mediation and shall share equally the filing fee imposed by NFMP and the mediator’s fees. Planet Beach’s rights to mediation, as set forth herein, may be specifically enforced by Planet Beach.
20.4. Arbitration. At Planet Beach’s option, all disputes and claims relating to this Agreement or any other agreement entered into between the parties, the rights and obligations of the parties, or any other claims or causes of action relating to the making, interpretation, or performance of either party under this Agreement, shall be settled by arbitration in Jefferson Parish, Louisiana in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any arbitration proceeding, or any claim in arbitration (including any defense and any claim of setoff or recoupment), must be brought or asserted before the expiration of the earlier of (1) the time period for bringing an action under any applicable state or federal statute of limitation; (2) 1 year after the date upon which a party discovered or should have discovered, the facts giving rise to an alleged claim; or (3) 2 years after the first act or omission giving rise to an alleged claim. Claims of Planet Beach attributable to the underreporting of sales and claims of the parties for indemnification shall be subject only to the applicable state or federal statute of limitation.
The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed by the Federal Arbitration Act, as amended. The following shall supplement and, in the event of a conflict, shall govern any arbitration: If the claim is for less than $35,000 than the matter shall be heard before a single arbitrator. If the claim, or a counterclaim, is for $35,000 or more, the matter may be heard before a panel of three (3) arbitrators if both parties agree and each party shall appoint its own arbitrator, and the appointed arbitrators shall appoint a “neutral” arbitrator from the AAA’s list of arbitrators. If the parties do not agree the matter shall be heard before a single arbitrator. Arbitrability will be decided by the arbitrator. Neither party shall pursue class claims and/or consolidate the arbitration with any other proceeding to which the franchisor is a party. Each party must bear its own costs of arbitration including the fee for their respective arbitrator; provided, however, that the neutral or the single arbitrator’s fee shall be shared equally by Planet Beach and you.
The arbitrator’s award shall include all fees, costs and attorneys’ fees for the prevailing party. The arbitrators shall have no authority to amend or modify the terms of the Agreement. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration, except to the extent such issue may have been determined in another proceeding between the parties. Judgment upon the award of the arbitrator shall be submitted for confirmation to the United States District for the Eastern District of Louisiana and, if confirmed, may be subsequently entered in any court having competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement.
20.5. Third Party Beneficiaries. Planet Beach’s officers, directors, shareholders, agents, employees and/or affiliates are express third party beneficiaries of this Agreement and the mediation and arbitration provisions contained herein, each having authority to specifically enforce the right to mediate and arbitrate claims asserted against such person(s) by you.
20.6. Injunctive Relief. Nothing contained in this Agreement herein shall prevent the parties from applying to or obtaining from any court having jurisdiction, without bond, a writ of attachment, temporary injunction, preliminary injunction and/or other emergency relief available to safeguard and protect the parties’ interest prior to the filing of any legal proceeding or pending the trial or handing down of a decision or award pursuant to any legal proceeding conducted hereunder.
20.7. Jurisdiction and Venue. With respect to any proceeding, the parties agree that any action at law or in equity instituted against either party to this Agreement shall be commenced only in the 24th Judicial

District Court for the Parish of Jefferson, Louisiana or the United States District Court for the Eastern District of Louisiana at Planet Beach’s discretion.
20.8. Jury Trial Waiver. With respect to any proceeding, the parties hereby agree to waive trial by jury in any action, proceeding or counterclaim, whether at law or equity, regardless of which party brings suit. This waiver shall apply to any matter whatsoever between the parties hereto which arises out of or is related in any way to this Agreement, the performance of either party, and/or your purchase from Planet Beach of the franchise and/or any goods or services.
20.9. Waiver of Punitive Damages. You waive to the fullest extent permitted by law, any right to or claim for any punitive, exemplary, incidental, indirect, special or consequential damages (including, without limitation, lost profits) which you may have against Planet Beach, its affiliates, successors or assigns, arising out of any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort or otherwise) and agree that in the event of a dispute, recovery shall be limited to actual damages. If any other term of this Agreement is found or determined to be unconscionable or unenforceable for any reason, the foregoing provisions shall continue in full force and effect, including, without limitation, the waiver of any right to claim any consequential damages.
20.10. Attorneys’ Fees. If either party institutes any judicial or arbitration proceeding to enforce any monetary or non-monetary obligations or interpret the terms of this Agreement and Planet Beach prevails in the action or proceeding, you shall be liable to Planet Beach for all costs, including reasonable attorneys’ fees, incurred in connection with such proceeding.
20.11. Nonwaiver. Planet Beach’s failure to insist upon strict compliance with any provision of this Agreement shall not be a waiver of Planet Beach’s right to do so, any law, custom, usage or rule to the contrary notwithstanding. Delay or omission by Planet Beach respecting any breach or default shall not affect Planet Beach’s rights respecting any subsequent breaches or defaults. All rights and remedies granted in this Agreement shall be cumulative. Planet Beach’s election to exercise any remedy available by law or contract shall not be deemed a waiver or preclude exercise of any other remedy.
20.12. Class Action Waiver. You hereby agree to waive any class action proceeding or counterclaim against Planet Beach, its affiliates, successors or assigns, whether at law or equity, regardless of which party brings suit. This waiver shall apply to any matter whatsoever between the parties hereto which arises out of or is related in any way to this Agreement, the performance of either party, and/or your purchase from Planet Beach, its affiliates, successors or assigns of the franchise and/or any goods or services.
21. CONSTRUCTION
21.1. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the area representative’s opportunity; no promises, inducements or representations not contained in this Agreement have been made, nor shall any be of any force or effect, nor binding on the parties. Modifications of this Agreement must be in writing and signed by both parties. Planet Beach reserves the right to change Planet Beach’s policies, procedures, standards, specifications or manuals at Planet Beach’s discretion. Nothing in the Agreement or in any related agreement is intended to disclaim the representation we made in the franchise disclosure document.
21.2. Survival. Any provisions of this Agreement which may be reasonably interpreted to impose any obligation after termination or expiration hereof shall survive such termination or expiration and be binding upon the parties.

21.3. Severability. The parties agree that if any provisions of this Agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable or unenforceable and the other which would render it valid and enforceable, such provision shall have the meaning, which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to fair meaning and not strictly construed against either party. The provisions of this Agreement are severable, and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable. If any material provision of this Agreement shall be stricken or declared invalid, the parties agree to negotiate mutually acceptable substitute provisions. In the event that the parties are unable to agree upon such provisions, Planet Beach reserves the right to terminate this Agreement.
21.4. Construction. The terms “Area Representative” and “you” shall be construed to refer to the male or female gender in all cases where the Area Representative is an individual, masculine or feminine modifiers and pronouns notwithstanding. The term “Area Representative” and “you” include all persons or entities identified as “area representative” in the Data Sheet. The term “principals” shall include your general and limited partners if you are a partnership; your officers, directors and shareholders if you are a corporation; and your members and managers if you are a limited liability company. The paragraph captions are inserted only for convenience and reference, and are not intended to define, limit or describe the scope, intent or language of this Agreement or any provisions hereof.
21.5. Binding Agreement. This Agreement shall be binding upon the parties and their heirs, executors, personal representatives, successors and assigns. All area representative signatories to this Agreement and all partners of a partnership area representative, all officers, directors and shareholders of a corporate area representative, and all members and managers of a limited liability company area representative, shall be jointly and severally liable for the performance of all terms, covenants and conditions hereof.
22. PERSONAL GUARANTY OF SHAREHOLDERS, PARTNERS, MEMBERS AND MANAGERS
You acknowledge that all partners in a limited partnership, shareholders in a corporate Area Representative, or members and managers in a limited liability company Area Representative are obligated to execute a Guaranty Agreement whereunder each agrees to personally abide by all of the terms and conditions of this Agreement, and guarantees to Planet Beach your performance of this Agreement and your financial obligations. Unless all such partners, shareholders, or members and managers execute such Guaranty Agreement concurrently herewith, this Agreement shall, at Planet Beach’s option, become null and void and confer no rights upon you nor any partner, shareholder, member or manager. All guarantors shall be jointly and severally liable for the performance of all of the terms, covenants and conditions hereof. If you are an individual(s), or subsequent to execution hereof, you assign this Agreement to an individual(s), such individual’s spouse hereby personally and unconditionally guarantees without notice, demand or presentment the payment of all of your monetary obligations under this Agreement as if each were an original party to this Agreement in his or her individual capacity. All such spouses further agree to be bound by the restrictions upon your activities upon transfer, termination or expiration of this Agreement as if each were an original party to this Agreement in his or her individual capacity. All such spouses shall execute the Guaranty Agreement in the form attached as Exhibit 3 to this Agreement.

23. REPRESENTATIONS AND ACKNOWLEDGMENTS
23.1. No Warranties. Planet Beach makes no warranties, express or implied, nor any representation whatsoever other than as expressly set forth herein.
23.2. Acknowledgements. The success of the business venture contemplated to be undertaken by Area Representative by virtue of this Agreement is speculative and depends, to a large extent, upon the ability of the Area Representative as an independent businessperson, and its active participation in the daily affairs of the business as well as other factors. Planet Beach does not make any representations or warranty, express or implied, as to the potential success of the business venture contemplated hereby.
Area Representative acknowledges that it has entered into this Agreement after making an independent investigation of Planet Beach’s operations and not upon any representation as to gross revenues, volume, potential earnings or profits which Area Representative in particular might be expected to realize, nor has anyone made any other representation which is not expressly set forth herein, to induce Area Representative to accept this license and execute this agreement.
Area Representative represents that it has read this Agreement in its entirety and that it has been given the opportunity to clarify any provisions that it did not understand and to consult with an attorney or other professional advisor. Area Representative further represents that it understands the terms, conditions and obligations of this Agreement and agrees to be bound thereby.
23.3. No Authority. NO SALESPERSON, REPRESENTATIVE OR OTHER PERSON HAS THE AUTHORITY TO BIND OR OBLIGATE PLANET BEACH EXCEPT AN AUTHORIZED OFFICER OF PLANET BEACH BY WRITTEN DOCUMENT. YOU ACKNOWLEDGE THAT NO REPRESENTATIONS, PROMISES, INDUCEMENTS, GUARANTEES OR WARRANTIES OF ANY KIND WERE MADE BY OR ON BEHALF OF PLANET BEACH, WHICH HAVE CAUSED YOU TO ENTER INTO THIS AGREEMENT. YOU UNDERSTAND THAT WHETHER YOU SUCCEED AS AN AREA REPRESENTATIVE IS DEPENDENT UPON YOUR EFFORTS, BUSINESS JUDGMENTS, THE PERFORMANCE OF YOUR EMPLOYEES, MARKET CONDITIONS AND VARIABLE FACTORS BEYOND THE CONTROL OR INFLUENCE OF PLANET BEACH. YOU FURTHER UNDERSTAND THAT SOME AREA REPRESENTATIVES ARE MORE, OR LESS, SUCCESSFUL THAN OTHER AREA REPRESENTATIVES AND THAT PLANET BEACH HAS MADE NO REPRESENTATIONS THAT YOU WILL DO AS WELL AS ANY OTHER AREA REPRESENTATIVES.
23.4. Receipt. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF PLANET BEACH’S FRANCHISE DISCLOSURE DOCUMENT, FINANCIAL STATEMENTS AND CONTRACTS FOR THE AREA REPRESENTATIVE AGREEMENT AT LEAST 14 BUSINESS DAYS PRIOR TO EXECUTION OF THIS AGREEMENT OR PAYMENT OF ANY MONIES FOR THE TERRITORY. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THIS AGREEMENT, WITH ALL BLANKS COMPLETED AND WITH ANY AMENDMENTS AND EXHIBITS, AT LEAST 5 BUSINESS DAYS PRIOR TO EXECUTION OF THIS AGREEMENT.
23.5. Your Business Efforts. YOU, AS AN INDEPENDENT BUSINESS PERSON OR ENTITY, RECOGNIZE THAT THERE ARE ECONOMIC HAZARDS IN CONNECTION WITH THE OPERATION OF ANY BUSINESS, INCLUDING THE TYPE CONTEMPLATED BY YOU PURSUANT TO THIS AGREEMENT. YOU ACKNOWLEDGE THAT PLANET BEACH DOES NOT GUARANTEE YOUR SUCCESS, FINANCIAL OR OTHERWISE, EVEN THOUGH YOU MAY FOLLOW OR RELY ON PLANET BEACH’S ADVICE, RECOMMENDATIONS, PROGRAMS, POLICIES AND PROCEDURES. YOU ACKNOWLEDGE THAT YOU HAVE MADE AN

INDEPENDENT INVESTIGATION OF THE FRANCHISED BUSINESS AND THAT NO REPRESENTATION HAS BEEN MADE BY PLANET BEACH REGARDING THE POTENTIAL OR FUTURE PROFITABILITY OF THE FRANCHISED BUSINESS, NOR OF THE FUTURE NUMBER OF PLANET BEACH SPAS AND ANY BENEFITS FLOWING THEREFROM. YOU UNDERSTAND THAT ANY INCOME OR PROFITS YOU MAY REALIZE WILL BE PRIMARILY THE RESULT OF YOUR EFFORTS AND LABORS, AND NOT THOSE OF PLANET BEACH OR THIRD PARTIES. THIS AREA REPRESENTATIVE OPPORTUNITY IS NOT A SECURITY AND YOU AGREE NOT TO RELY ON PLANET BEACH OR ANY THIRD PARTY TO PRODUCE INCOME FOR YOU PURSUANT TO THIS AGREEMENT.
23.6. Opportunity to Review by Your Advisors. YOU ACKNOWLEDGE THAT PLANET BEACH HAS RECOMMENDED, AND THAT YOU HAVE HAD THE OPPORTUNITY TO OBTAIN, REVIEW OF THIS AGREEMENT AND PLANET BEACH’S FRANCHISE DISCLOSURE DOCUMENT BY YOUR LAWYER, ACCOUNTANT OR OTHER BUSINESS ADVISOR PRIOR TO EXECUTION HEREOF.
23.7. Execution Of Agreement. EACH OF THE UNDERSIGNED PARTIES WARRANTS THAT IT HAS THE FULL AUTHORITY TO SIGN AND EXECUTE THIS AGREEMENT. IF YOU ARE A PARTNERSHIP, CORPORATION OR LIMITED LIABILITY COMPANY, THE PERSON EXECUTING THIS AGREEMENT ON BEHALF OF SUCH PARTNERSHIP, CORPORATION OR LIMITED LIABILITY COMPANY WARRANTS TO PLANET BEACH, BOTH INDIVIDUALLY AND IN HIS CAPACITY AS PARTNER, OFFICER, MEMBER OR MANAGER, AS APPLICABLE, THAT ALL OF THE PARTNERS OF THE PARTNERSHIP, ALL OF THE SHAREHOLDERS OF THE CORPORATION, OR ALL OF THE MEMBERS AND MANAGERS OF THE LIMITED LIABILITY COMPANY, AS APPLICABLE, HAVE READ AND APPROVED THIS AGREEMENT, INCLUDING ANY RESTRICTIONS WHICH THIS AGREEMENT PLACES UPON RIGHTS TO TRANSFER THEIR INTEREST IN THE PARTNERSHIP, CORPORATION OR LIMITED LIABILITY COMPANY.
23.8. Execution in Duplicate. THIS AGREEMENT MAY BE EXECUTED IN DUPLICATE, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL.
     The parties hereto, intending to be legally bound, have hereunto executed this Agreement the day and year first above written.
     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed and delivered this Agreement the date and year first written above.

PLANET BEACH FRANCHISING CORPORATION

By:

This Agreement is not fully executed until signed by the CEO or COO of Planet Beach Franchising Corporation:

AREA REPRESENTATIVE	Witness

EXHIBIT 1
TO
PLANET BEACH FRANCHISING CORPORATION
AREA REPRESENTATIVE AGREEMENT
PLANET BEACH FRANCHISING CORPORATION
SINGLE UNIT FRANCHISE AGREEMENT

PLANET BEACH FRANCHISING CORPORATION
FRANCHISE AGREEMENT DATA SHEET

1.	Name of Franchisee:

Partner or Spouse:

2.	Franchisee’s Address:

3.	Licensing Agent:

4.	Franchisee’s Territory:

5.	Franchisee’s Telephone Number:

6.	Franchisee’s Cell Number:

7.	Franchisee’s Facsimile Number:

8.	Franchisee’s E-Mail Address:

9.	Initial Franchise Fee:

10.	Amount Paid:

11.	Amount Due:

12.	Effective Date:

Agreement Exceptions:

The information contained in this Data Sheet is incorporated by reference into the Planet Beach Franchising Corporation Franchise Agreement.

PLANET BEACH FRANCHISING CORPORATION
SINGLE UNIT FRANCHISE AGREEMENT
THIS FRANCHISE AGREEMENT (the “Agreement”) is made as of the Effective Date set forth on the Data Sheet of this Agreement between Planet Beach Franchising Corporation, a Delaware corporation with an address at 5145 Taravella Road, Marrero, Louisiana 70072 (“Planet Beach”), and the Franchisee identified in the Data Sheet (“you”). The information contained in the Data Sheet is incorporated into this Agreement.
BACKGROUND
A. Through the expenditure of money, time and effort, Planet Beach has developed a distinct and proprietary method business format for the operation of tanning spas (the “System”), the distinguishing characteristics of which include proprietary operating procedures and standards and specifications for products and services, as amended from time to time in Planet Beach’s sole discretion.
B. The System is identified by proprietary trademarks, service marks, trade dress, logos and other indicia of origin including, without limitation, the trade name and service mark “Planet Beach” (the “Proprietary Marks”).
C. Planet Beach offers franchises to qualified individuals for the right to use the System and Proprietary Marks at a single approved location (the “Spa”).
D. You have applied to Planet Beach for the right to operate a Spa pursuant to the terms of this Agreement, and Planet Beach has approved your application in reliance upon all of the representations made in your application, including those concerning your financial resources, your business experience and interests, and the manner in which the franchise will be owned and operated.
E. You acknowledge that you have read this Agreement and Planet Beach’s Franchise Disclosure Document, and that you have been given an opportunity to obtain clarification of any provision that you did not understand. You also understand and agree that the terms and conditions in this Agreement are necessary to maintain Planet Beach’s high standards of quality and service, and the uniformity of those standards at all Planet Beach locations.
AGREEMENT
NOW THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, mutually agree as follows:
1. FRANCHISE GRANT
Planet Beach grants to you, and you hereby accept, a nonexclusive franchise to establish and operate one Spa pursuant to the terms of this Agreement within a geographic area mutually agreed to by the parties. This Agreement does not give you the right to establish additional Spas.
2. LOCATION
2.1. Approved Location. You shall operate your Spa only from the Approved Location identified in, or (if the parties have not agreed upon a location at the time this Agreement is signed) to be identified, in the Data Sheet. If you have not yet secured a site for the Spa at the time you sign the Franchise Agreement, you will enter into our Approved Location and Territory Addendum, attached as Exhibit B to the Franchise Agreement, which will govern the site selection process.
2.2. Site Selection. You must obtain a site for the Spa within 120 days from the Effective Date set forth on the Data Sheet (“Site Selection Period”) either by (i) entering into a lease or sublease with the owner of a site or the prime tenant having possession of a site which is mutually acceptable to you and Planet Beach; or (ii) purchasing real estate which is mutually acceptable to you and Planet Beach.
2.3. Lease. If you elect to lease premises for your Spa, you must submit a copy of your proposed lease for Planet Beach’s approval prior to execution. You must deliver an executed copy of the lease to Planet Beach within 15 days after the execution of the lease. Planet Beach’s acceptance of the lease terms does not constitute an expression of Planet Beach’s opinion regarding the terms of the lease or the viability of the location.
2.4. Relocation. Planet Beach will permit you to relocate your Spa to a new approved location within the Territory, at your expense, if you lose the right to possess the premises through no fault of your own, or if the Spa is destroyed by vandalism, fire or act of God. Planet Beach will approve the new site if it meets Planet Beach’s site selection criteria. You have no right to relocate the Spa without Planet Beach’s prior written consent.
3. TERRITORY
3.1. Territory. We grant a Franchise based on our expectation that you will continuously and diligently follow all System requirements. Subject to the exclusions below, Planet Beach grants to you the right to establish and carry on a business within a protected territory that consists of a radius or boundary surrounding your Spa (the “Protected Territory”). Your Protected Territory generally will be a circle, the center of which will be your location as defined by your signed lease and verified by you. A map plotting the Protected Territory will be provided to you upon securing a site for your location via a lease execution.
The radius of the circle will be based on where the spa site is located and will be determined as follows:
(i.) one-half of a mile (1/2 mile) if your Spa is located in a Downtown area or the Central Core of a large city;

(ii.) two miles (2.0 miles) if your Spa is located in any other Area.
Your Protected Territory shall exclude: (i) any area that is across a state line, river, navigable waterway, or other natural boundary; and (ii) regional shopping malls, train stations, bus stations and airports. In these cases, the actual size and dimensions of your Territory may be less than stated above and will depend upon the specific variables of your Site, including population density, marketing and development trends, traffic flow and natural and man-made boundaries.
3.2. Modification of Protected Territory. During the term of this Agreement, so long as you are in substantial compliance with the terms and conditions of this Agreement, Planet Beach will not establish or locate, or grant any third party the right to establish or locate, another Planet Beach location using the System and Proprietary Marks within the Territory identified, or to be identified, in the Data Sheet or Exhibit B to this Agreement except as set forth in paragraph 3.3 and 3.4 below. If you are in breach of this Agreement, or are not otherwise in Good Standing, we may reduce, eliminate or otherwise modify your rights in the Territory, including any right of first refusal. We do not make any representation or assurance that you can or will achieve any performance minimums. This Agreement does not grant you any other territorial rights.
3.3. Reservation of Rights. Planet Beach will not establish (and will not authorize any other party to establish) a Spa within your Protected Territory subject to the following Exclusions:
a.	Own and operate Spas at any location(s) outside your Protected Territory under the same or different marks, and to license others the right to own and operate Spas at any location(s) outside your Protected Territory under the same or different marks. In some instances, Territories may overlap;

b.	Conduct any business in a regional shopping mall, train station, bus station or airport in which your Spa is not located;

c.	Use the Proprietary Marks in connection with offering ancillary or dissimilar products and services at any location inside or outside your Protected Territory;

d.	Acquire other businesses within your Protected Area that compete with the Spa;

e.	Convert any existing tanning and/or spa establishment to a business which uses the Planet Beach System whether that business be a Franchised Business or owned and/or operated by Planet Beach or a Planet Beach affiliate;

f.	Conduct and transact business with customers and/or companies operating in your Protected Territory by means of the internet as well as other electronic media that are known now or developed in the future, toll-free telephone numbers, and any other manner we determine; however, we will not do so from a Spa that is physically located in your Protected Territory subject to the provisions set forth above;

g.	If the franchisor or the franchisee identifies the opportunity to establish a second or further franchise within the Protected Territory then the franchisee shall be considered prior to any third party as to the proposed operator of the proposed franchise. The existing franchisee, subject to meeting all new franchisee criteria, shall be offered a 21 day first right of refusal. If the franchisee declines to accept the proposed franchise, then the franchisor shall be free to either itself open a new store within the territory or allow a new franchisee to open a new store within the territory; and

h.	Engage in any other activities not expressly prohibited by this Agreement.
3.4. Additional Exclusions. Your grant of a franchise does not include (i) exclusive marketing rights; (ii) any right to offer any product or service via e-commerce; (iii) any right to establish an independent website or to establish a URL incorporating the Proprietary Marks or any variation thereof; or (iv) any right to distribute, market, or implement Planet Beach’s products and services in any channel of distribution not specifically identified in this Agreement.
4. TERM AND RENEWAL
4.1. Term. The initial term of this franchise shall begin on the Effective Date set forth on the Data Sheet by Planet Beach and shall expire at midnight on the twentieth anniversary of the Effective Date.
4.2. Renewal. You have the right to renew this Agreement for perpetual consecutive additional 5-year terms, if you meet the following conditions:
4.2.1.	You are in compliance with all the terms and conditions of this Agreement at the time of renewal and have substantially complied with the terms of this Agreement and with the operating standards and criteria established by Planet Beach throughout the initial term and any renewal term of this Agreement;

4.2.2.	You have satisfied all monetary obligations owed to Planet Beach and its affiliates;

4.2.3.	You are in compliance with all other agreements between you and Planet Beach and/or its affiliates;

4.2.4.	You have provided Planet Beach with written notice of your intention to renew the Franchise Agreement at least 90 days but not more than 180 days prior to expiration of the then-current term;

4.2.5.	You have the right to remain in possession of the Spa premises, or you have secured other premises acceptable to Planet Beach for the renewal term;

4.2.6.	At Planet Beach’s request, you effectuate, at your expense, any changes in services, facility, items offered or business system so as to reflect Planet Beach’s then-current image including interior and exterior design or offerings of Planet Beach Tanning Spas;

4.2.7.	You execute Planet Beach’s then-current form of franchise agreement, which may vary materially from the terms of this Agreement and may include, without limitation, higher royalty and marketing fees. The renewal franchise agreement, when executed, will supersede this Agreement in all respects; and

4.2.8.	You sign a general release in the form prescribed by Planet Beach, in favor of Planet Beach and its affiliates and their respective officers, directors, agents, and employees, for all claims arising out of or related to this Agreement or any related agreements with Planet Beach or its affiliates.
5. CONFIDENTIAL OPERATIONS MANUAL
You must operate your Spa in accordance with Planet Beach’s confidential operations manual (the “Operations Manual”), which contains policies, procedures, standards, specifications and methods of operating a Planet Beach Spa. Planet Beach has the right to amend and supplement the Operations Manual from time to time in its discretion. You will make, at your sole expense, changes necessary to conform to the Operations Manual, including, but not limited to, upgrading and remodeling the Spa, including leasehold improvements, furniture, fixtures, equipment, signs, and software. You acknowledge these requirements are necessary and reasonable to preserve the identity, reputation and goodwill Planet Beach has developed and the value of the franchise. You agree to make repairs and updates and to pay all reasonable required costs within reasonable time periods that may be established. You will adhere to quality control standards prescribed in the Operations Manual or elsewhere with respect to the character or quality of the products sold and services performed in association with the Marks. The Operations Manual, as amended from time to time, is intended to further the purposes of this Agreement and is specifically incorporated into this Agreement. The contents of the Operations Manual are protected by the Copyright law of the United States and may not be disclosed to any person or entity not affiliated with Planet Beach and may not be duplicated, copied, reproduced or altered in any way.
6. CONSTRUCTION OF SPA
After you identify a site for the Spa and are approaching lease execution, you will construct and equip your Spa to the specifications contained in the Operations Manual and open for business. You will remain responsible for all costs of and connected with design and construction, including, but not limited to construction drawings, architectural and/or engineering drawings, including stamps and seals, fees associated with obtaining building permits, leasehold improvements, equipment, furniture, fixtures and signs, and you must bear the cost and responsibility for compliance with state or local ordinances, rules and regulations, including those related to zoning.
7. TRAINING
7.1. Initial Training Program. Within 6-months of the Effective Date of this Agreement and prior to 30-days of the opening of your Spa (the “initial training period”): Each franchisee and designated Spa manager (director) shall satisfactorily complete all of Planet Beach’s required training programs as outlined in paragraphs 7.1.1, 7.1.2, 7.1.3 and 7.1.4 below and as more specifically defined in the Operations Manual. Each of your additional or replacement directors are required to successfully complete all required director training programs to Planet Beach’s satisfaction within 30 days of assuming management responsibilities. You are solely responsible for full payment of all training-related expenses including, without limitation, travel expenses to and from the training site, lodging accommodations, dining expenses, and salaries for your employees.
     7.1.1. Planet Beach University Online Certification Program. Each Franchisee and spa employee must successfully complete all required courses and certifications of Planet Beach University Online, a web-based training and certification program, according to the training schedule provided to you at announcement of franchise agreement signing.
     7.1.2. Franchisee and Director School. Each franchisee must attend and complete Franchisee and Director School. Each spa manager (director) must attend and complete Franchisee and Director School within ninety (90) days of hire. Each Franchisee and spa manager (director) must attend and complete such school annually.
     7.1.3. Operator Certification. Each franchisee, spa manager (director), and spa employee who works with customers as an operator in any franchise location must successfully complete a nationally recognized indoor tanning operator certification prior to working in a location, at your expense. Planet Beach accepts those national training certification programs that are recognized by the Food and Drug Administration or by an individually regulated state, such as Smart Tan or the National Tanning Training Institute (“NTTI”). New or replacement Directors and Consultants must obtain Operator’s Certification within 30 days of their employment.
     7.1.4. Onsite Grand Opening Training. You and your initial staff must successfully attend and participate in your Spa’s Grand Opening Training Program which will be conducted by your Grand Opening Specialist, at your Spa, within two weeks of the opening date of your first location.
7.2. Additional Training Programs and Seminars. Planet Beach has the right, but is not obligated, to provide continuing education training programs or seminars for previously-trained franchisees and directors, assistant directors and consultants and to require you to attend and successfully complete these programs or seminars. You are solely responsible for tuition and all training-related expenses including, without limitation, travel expenses, living and dining accommodations, and employee salaries.
7.3. Attendance at Annual Conventions. You must attend all Planet Beach Annual Conventions unless exigent circumstances exist and you receive Planet Beach’s prior approval not to attend. All costs related to the Annual Convention, including but not limited to, travel expenses, lodging and entertainment shall be your sole responsibility.
8. OPENING

8.1. Opening for Business. You must open the Spa for business within 275 days of execution of this Agreement. If you cannot open within 275 days due to vandalism, fire, act of God or other circumstances beyond your control, you must request an extension from Planet Beach immediately, which extension will not be unreasonably withheld. It is your sole responsibility to ensure that your Spa opens within 275 days of execution of this Agreement. You may not open the Spa for business until a Planet Beach Representative has approved the Spa for opening.
8.2. Opening Marketing. During the development of your Spa and through the initial opening of your Spa you must expend at least $3,000 to $10,000 on advertising and marketing within your Territory. You shall make such expenditure in accordance with Planet Beach’s written requirements and specifications. Within 60 days of the Spa’s opening, you shall supply Planet Beach with written evidence (by means of cancelled checks, paid invoices, copies of advertisements) of the purchase and publication of such opening advertising and marketing. You have the right, but are not required, to spend additional sums with respect to opening marketing.
9. YOUR OBLIGATIONS
9.1. Operations. You must operate your Spa in accordance with the Operations Manual which contains policies, procedures, standards, specifications and methods of operating a Planet Beach Spa. Policies include but are not limited to the daily hours of operation, Planet Beach’s Membership Policy, Reciprocation Policy, etc.
9.2. Compliance with Applicable Laws. You shall operate your Spa in strict compliance with all applicable laws, regulations and ordinances including, without limitations, laws and regulations applicable to or affecting health and safety, registering your Spa with the appropriate authority where and when applicable, taxation issues, membership agreements, and employee contracts. You must obtain and maintain all permits, licenses, and registrations required for the lawful operation of your Spa and comply with all health and safety codes. If you are a corporation, partnership or limited liability company, then the name of your entity shall not include any portion of any of the Proprietary Marks; provided, however, you shall register for fictitious name usage in the jurisdiction in which the Spa is located and promptly provide Planet Beach a copy of the registration. Planet Beach is neither responsible nor liable for researching, knowing, acting on, and/or advising you and/or anyone on any state, city, county, parish, and/or local laws that will apply to the Spa’s operations in that specific area. Planet Beach cannot provide you with any advice, legal or otherwise, on local issues. You must provide Planet Beach with copies of all permits, licenses and registrations within 30 days of opening your Spa.
9.3. Authorized Products and Services and Approved Suppliers. You shall not conduct any business or sell any products at the Spa other than the business and products approved by Planet Beach. Planet Beach has the right to require you to purchase products from designated or approved suppliers as well as to enter into service agreements with approved vendors. A description of currently authorized products and services is attached as Exhibit 1 to this Agreement (the “Authorized Products and Services”). Planet Beach has the right to add, eliminate, modify and substitute any of the Authorized Products and Services or the designated suppliers in its sole discretion. If you wish to offer any product or service that Planet Beach has not authorized or to acquire items or services from an unapproved supplier, you must request Planet Beach’s approval in writing and provide Planet Beach all information it may reasonably need to evaluate the proposed product, service or supplier. Planet Beach will make a good faith effort to notify you of its approval within 15 days of receiving such information. Planet Beach’s failure to approve a product, service or supplier within this15 day period will constitute disapproval of the proposed product, service or supplier. If Planet Beach approves your request to offer a new product or service or to acquire items from a new supplier, such approval will be only for the specific product, service or supplier for which approval was granted. Notwithstanding the existence of this approval process, Planet Beach reserves the right to be the only approved supplier of a product or service. In that situation, you will be required to purchase the product or service from Planet Beach and no one else. The price you will pay for the product or service will be the price then in effect, and Planet Beach may make a profit on the sale of the product or service.
9.4. Computer Software and Hardware. You shall purchase and use any and all computer software programs (“Software”) which Planet Beach has developed or may develop and/or designate for use for the System, and shall purchase such computer hardware as may be necessary for the efficient operation of the Software within 90 days from the date you receive written notice from Planet Beach. You must also establish a high-speed internet connection prior to the opening of your Spa. The Software is and shall remain the sole property of Planet Beach and you agree to execute any license or sub-license agreement required by Planet Beach. You agree to update or upgrade computer hardware components and/or Software as Planet Beach deems necessary from time to time but not more than 3 times per calendar year. In addition, Planet Beach has the right to require you to enter into a separate maintenance agreement at your sole expense for such computer hardware and/or Software in the form Planet Beach prescribes. You acknowledge and agree that Planet Beach may deny you access to the Software if you fail to meet your obligations under this Agreement or the Operations Manual.
9.5. Collection of Data. You shall collect and maintain such data relating to the business as Planet Beach may require from time to time, including but not limited to, the names, addresses and purchase history of all customers. You shall provide such data to Planet Beach in the form Planet Beach specifies. Any such data shall be Planet Beach’s sole property and shall not be disclosed or distributed to any person or entity for any reason; provided that you have a license to use any such data solely for internal marketing and accounting purposes in accordance with all applicable laws and regulations.
9.6. Debts and Obligations. You shall promptly pay all the debts and obligations relating to the operation of the Spa and shall not fail to pay any debts to third parties that may result in claims of liability to Planet Beach.
PLANET BEACH RESERVES THE RIGHT TO WITHHOLD FROM YOU ANY PRODUCTS, SERVICES, MAINTENANCE, INFORMATION, ADVICE, CONSULTATION AND TRAINING, TO DIRECT SUPPLIERS NOT TO OFFER SYSTEM DISCOUNTS, TO DELETE YOUR SPA FROM THE PLANET BEACH WEBSITE, AND TO DENY YOU ACCESS TO PLANET BEACH’S COMPUTER SYSTEM IF YOU ARE NOT IN COMPLIANCE WITH THE TERMS OF THIS AGREEMENT OR THE OPERATIONS MANUAL.
10. INITIAL AND CONTINUING FEES
10.1. Initial Franchise Fee. In consideration of the rights granted under this Agreement, you have paid to Planet Beach an initial franchise fee (“Initial Franchise Fee”) in the amount reflected on the Data Sheet. The initial franchise fee is deemed fully earned upon payment and non-refundable.
10.2. Royalty Fee. During the term of this Agreement, you will pay to Planet Beach a monthly Royalty Fee (“Royalty Fee”) in an amount equal to 6% of your “Gross Sales” earned during the preceding month. If you are non-compliant and have been defaulted, you must pay a monthly Royalty Fee in an amount equal to 9% of your “Gross Sales” earned during the preceding month until you become compliant. Non-Compliant Franchisees are those who receive a default notice with a 30 day notice to cure letter and fail to cure the default. On the 31st day, Planet Beach will begin drafting royalties at 9% until the default is cured. Gross Sales shall include all revenues from sales made by you from all business conducted at or from your Spa, including but not limited to amounts received from the sale of tanning sessions, prepaid tanning packages, memberships and any other goods and services and tangible property of any nature whatsoever. Planet Beach will sometimes refer to Gross Sales as the sum of Cash, NET EFT and Retail. Gross Sales shall not include the amount of sales tax imposed by any federal, state, municipal or other governmental authority and you agree to pay such amounts as and when they become due. Each charge or sale upon installment or credit shall be treated as having been received in full by you at the time you receive payment. Sales relating to items for which the full purchase price has been refunded or the item exchanged shall be excluded from Gross Sales at the time of refund or exchange, provided that such sales have previously been included in Gross Sales.
10.3. Brand Development Fee. During the term of this Agreement, you will pay to Planet Beach a monthly Brand Development Fee in an amount equal to 2% of your “Gross Sales” earned during the preceding month.
10.4. Construction Drawing Fee. You shall pay to Planet Beach $2,500 for the completion of your site specific construction drawings.
10.5. Credit Card Processing Fee. You shall pay to Planet Beach the amount of the credit card processing fee charged to PBFC from the credit card processor for any payments made by you to Planet Beach and/or any purchases made by you from Planet Beach.
10.6. Payment Procedures. You must make all payments to Planet Beach through the AUTODRAFT system. All payments are due on the 5th of every month for the preceding month. In the event that any payments are due on a national holiday, payment will be due on the first business day following such holiday. A late fee of $100 will be assessed for each week that payment is delinquent. An insufficient funds fee of $100 will be assessed for any AUTODRAFT payment rejected as a result of insufficient funds. In addition to the late fee and the overdue amount, interest will accrue on such amount from the date it was due until paid at 18% per annum or the maximum rate permitted by state law, whichever is less. Interest will be calculated on a daily basis and shall be in addition to any other remedy Planet Beach may have under this Agreement or applicable law.
10.7. Refunds. All fees are fully earned when they become due and are not refundable.
11. PROPRIETARY MARKS AND COPYRIGHTS
11.1. License. During the term of this Agreement, you are granted a non-exclusive license to use the Proprietary Marks in connection with the operation of your Spa. You shall display the Proprietary Marks only in the manner that Planet Beach directs or permits. Your license to use the Proprietary Marks shall automatically cease upon termination or expiration of this Agreement.
11.2. Ownership. You acknowledge that the Proprietary Marks are valid and are Planet Beach’s sole property. You will not, either during or after the term of this Agreement, do anything, or assist any other person to do anything, which would infringe upon, harm or contest Planet Beach’s rights in any of the Proprietary Marks.
11.3. Goodwill. You acknowledge that all goodwill which may arise from your use of any of the Proprietary Marks is and shall at all times remain Planet Beach’s sole and exclusive property and shall inure to Planet Beach’s sole benefit.
11.4. Modification. You acknowledge that Planet Beach has the right to add, modify, substitute or discontinue use of any of the Proprietary Marks in its sole discretion. You agree to make any additions, deletions and modifications on all interior and exterior signs, packaging materials, printed materials and advertising as Planet Beach directs at your own expense.
11.5. Internet Usage. If you maintain an internet site, you may not register or use the words “Planet Beach” in your domain name. You shall not use the Proprietary Marks, or any part thereof, as part of any web site domain name without Planet Beach’s prior written consent. An individual website for your Spa may only be operated and maintained through Planet Beach’s website.
11.6. Infringement. You shall promptly notify Planet Beach of any infringement of, or challenge to, the Proprietary Marks and Planet Beach shall, in its discretion, take such action, as it deems appropriate. Planet Beach will indemnify and hold you harmless from any suits, proceedings, demands, obligations, actions or claims, including costs and reasonable attorneys’ fees, for any alleged infringement under federal or state trademark law arising solely from your use of the Proprietary Marks according to this Agreement and Planet Beach’s other written directives if you have promptly notified Planet Beach of such claim. If Planet Beach undertakes the defense or prosecution of any litigation pertaining to any of the Proprietary Marks, you must execute any and all documents and do such acts and things as may, in the opinion of Planet Beach’s counsel, are necessary to carry out such defense or prosecution.
11.7. Franchisee Developments. Planet Beach shall own and have the exclusive right to use and incorporate in the Planet Beach Franchise System, for the benefit of other franchisees and Planet Beach, any modifications, changes and improvements to the System, in whole or in part, developed or discovered by you or your employees or agents in connection with the System or the operation of your Spa, without any liability or obligation to you. This includes, but is not limited to, discoveries or development of products, systems or techniques, management practices or procedures, architectural designs and philosophies and names or groups of words relating to the System or describing the services offered by Planet Beach Spas.
12. CONFIDENTIAL INFORMATION
You acknowledge and agree that the Operations Manual, training material, Planet Beach’s trade secrets, methods and other techniques and know-how are Planet Beach’s exclusive and confidential property which Planet Beach provides to you in confidence (“Confidential Information”). You agree to use the Confidential Information only for the purposes and in the manner Planet Beach authorizes in writing, which use will inure exclusively to Planet Beach’s benefit. Planet Beach’s trade secrets consist of, without limitation, sales techniques, merchandising and display techniques, Spa layout, advertising formats, accounting systems, operations systems, policies, procedures, systems, compilations of information, records, specifications, manuals and other confidential information which Planet Beach or its affiliates have developed for use in the operation of Spas. You may not contest, directly or indirectly, Planet Beach’s ownership of its trade secrets, methods or procedures or contest Planet Beach’s right to register, use or license others to use any such trade secrets, methods and procedures. You (including your partners, officers, directors, shareholders, as applicable), your employees, and their respective heirs, successors and assigns, are prohibited from using and/or disclosing any Confidential Information in any manner other than as Planet Beach permits and must execute a Confidentiality and Non-Competition Agreement in the form attached as Exhibit 6.
13. MARKETING
13.1. Generally. You must participate in all marketing programs required by Planet Beach in writing or contained in the Operations Manual. You may place or display at your Spa (interior and exterior) only the signs, emblems, lettering, logos and displays and marketing materials as Planet Beach approves in writing from time to time. You must submit to Planet Beach, at least 10 days prior to your use, samples of all sales promotional and marketing materials you desire to use for approval. Planet Beach’s failure to approve or disapprove the materials within 10 days of receipt will be deemed a disapproval. You may not use any marketing or promotional materials for which Planet Beach has not given its prior written approval.
13.2. Territorial Marketing Restriction. You are not permitted to solicit customers and/or market outside your Territory, except to the extent that you have received Planet Beach’s prior written authorization, which Planet Beach will not unreasonably withhold. Planet Beach may condition its authorization upon your agreement to offer System franchisees who are operating Spas in contiguous territories the opportunity to participate in, and share the expense of, such solicitation and/or marketing. You may not market your Spa or any products or services offered by the Spa via the Internet without Planet Beach’s prior written consent, which may be given or withheld in Planet Beach’s sole discretion.
13.3. Marketing Fund. Planet Beach may, in its discretion, establish local marketing cooperatives for the common benefit of Planet Beach’s franchisees.
     13.3.1. Local Cooperatives. Planet Beach has the right, in its discretion, to designate any geographical area for purposes of establishing a regional marketing and promotional cooperative (“Cooperative”), and to determine whether you must participate in a Cooperative. If a Cooperative has been established applicable to the Spa at the time you begin operating under this Agreement, you must immediately become a member of such Cooperative. If a Cooperative applicable to the Spa is established at any later time during the term of this Agreement, you must become a member of such Cooperative no later than 30 days after the date on which the Cooperative begins operation. Planet Beach has the right to change, combine or dissolve cooperatives. If the Spa is within the territory of more than one Cooperative, you are required to be a member of only one such Cooperative. The following provisions will apply to each Cooperative:
a)	Each Cooperative will be organized and governed in a form and manner, and will commence operation on a date, approved in advance by Planet Beach;

b)	Each Cooperative will be organized for the exclusive purpose of administering regional marketing programs and developing, subject to our approval, standardized marketing materials for use by the members in local marketing;

c)	All activities and contributions to the Cooperative shall be determined by a majority vote of the Spas in the Cooperative; and

d)	No promotional or advertising plans or materials may be used by a Cooperative or furnished to its members without our prior written approval. All such plans and materials shall be submitted to Planet Beach in accordance with the procedure set forth in Paragraph 15.1 hereof.
13.4. Telephone Directory Advertising. At Planet Beach’s request, you must advertise your Spa in the local telephone directory or directories covering the area from which the Spa is likely to draw customers. Such advertising must be placed in accordance with size and content formulas provided by Planet Beach. The amount of payments for such directory advertising may be included to meet the marketing requirements set forth in paragraph 13.1, above.
14. INSURANCE

You must obtain and maintain at your sole expense at all times during the term of this Agreement such insurance coverage, as Planet Beach from time to time shall specify, and/or any other insurance coverage required by law. This includes but is not limited to, comprehensive general liability insurance, worker’s compensation insurance and unemployment insurance. Each policy shall be written by an insurance company acceptable to Planet Beach, and shall name Planet Beach and its officers, directors, agents, attorneys, employees and affiliates as additional insured parties. You shall promptly deliver to Planet Beach original certificates evidencing that all insurance required by Planet Beach is in full force and effect prior to opening the Spa for business. You shall deliver to Planet Beach each year renewal certificates. All policies must provide that the policy may not be cancelled, terminated, modified or reduced in terms of coverage, without 30 days prior written notice to Planet Beach. If you fail to obtain or maintain the required insurance, Planet Beach has the right, but is not obligated, to obtain and maintain such insurance coverage on your behalf and to charge you for such coverage, together with a service fee which shall not exceed 25% of the insurance premium. There is no assurance that minimum insurance requirements will be adequate to satisfy your needs.
15. BOOKS, RECORDS AND REPORTS
15.1. Books and Records. You must maintain at the Approved Location or other approved location such books, accounts, records and memoranda disclosing all transactions relating to or involving the operation of the Spa. Planet Beach shall have access to examine, inspect and copy all such books, accounts, records, memoranda, computer files and systems to review, inspect and poll such data during regular business hours. Financial records and statements must be kept and maintained in conformity with generally accepted accounting principles or such other accounting method that is acceptable for tax reporting purposes. You must keep and maintain such record-keeping or electronic reporting systems as Planet Beach may require, and make the same available to Planet Beach as Planet Beach specifies or as a report or statement. You must use those forms specified by Planet Beach. In addition, you must keep in the manner specified by Planet Beach, consecutively numbered customer receipt forms for each purchase or service rendered in the operation of the Spa. You must retain these for Planet Beach’s inspection, and upon Planet Beach’s request, forward them to Planet Beach.
15.2. Periodic Reports. You must provide to Planet Beach periodic royalty reports and all other documentation as Planet Beach may reasonably prescribe from time to time. Planet Beach reserves the right to specify the accounting and/or bookkeeping procedures, formats, systems and forms you will use in the operation of the Spa. You must deliver to Planet Beach within 20 days of the end of each fiscal quarter a complete and accurate profit and loss statement for such quarter, in a format acceptable to Planet Beach.
15.3. Daily Production and Monthly Spa Financial Reports. You must fax or e-mail your cumulative monthly Daily Production Report (“DPR”) to Planet Beach, following the close of business on the last business day of every month. Failure to submit your previous month’s DPR by the 3rd day of each month will result in a maximum late charge of $300.00 per month, per occurrence. You must submit your monthly Spa financial reports in a manner specified by Planet Beach, including accurate amounts for all Spa operational expenses. Failure to submit your Spa’s financial reports by the 3rd day of each month will result in a maximum late charge of $300.00 per month, per occurrence. E-mail will be through Planet Beach’s web site.
15.4. Annual Financial Statement, Balance Sheet And Tax Return. Within 90 days after the close of each fiscal year (ending December 31) you must deliver to Planet Beach annual financial statements, including but not limited to profit and loss statements and balance sheets for the preceding year prepared in accordance with generally accepted accounting principles or such other accounting methods that are acceptable for tax reporting purposes. You must furnish to Planet Beach copies of federal, state and local sales, income or other tax returns filed in connection with the Spa by April 1 of the following year.
16. ACCOUNTING
16.1. Application of Payments. Planet Beach has the right to apply all payments as it deems appropriate in its discretion, regardless of the purpose for which such payment is designated; provided, however, Planet Beach shall not apply payment to any indebtedness that you have identified in writing as a disputed charge.
16.2. Interest. You must pay all bills, fees, charges and other obligations to Planet Beach in strict accordance with the applicable payment and credit terms. Any amount not paid when due, will bear interest from the due date at the rate of 18% per annum, or the maximum allowed by law, whichever rate shall be less. Interest will be compounded monthly. The payment of such interest or other amounts due shall not be deemed to constitute a waiver of any other rights available to Planet Beach.
16.3. Audits. Planet Beach or its designee may inspect or conduct an audit of your accounts, business and financial books and records, local marketing records, tax returns and other records during regular business hours. If the audit discloses an understatement of Gross Receipts for any period or periods, you must immediately pay to Planet Beach all Royalty Fees and any other sums due under this Agreement, plus interest on these monies at the rate set forth in this Agreement. If any audit reveals that you have underreported any amounts by more than 2% in any period or periods, or if you fail to timely submit complete, accurate and legible reports, then in addition to paying all monies due, you shall reimburse Planet Beach for the cost of the audit, including the charges of any independent certified public accountant, attorneys’ fees, other legal costs and the travel expenses, room, board and compensation of Planet Beach’s employees.
17. INSPECTIONS
Planet Beach or its designee has the right at any time during regular business hours, and without prior notice, to conduct a reasonable inspection of the Spa. Any such inspection will be at Planet Beach’s expense, unless Planet Beach is required to make any additional inspections in connection with your failure to comply with this Agreement. In such event, Planet Beach has the right to charge you for the costs of making the additional inspections, including without limitation travel expenses, room and board and compensation of employees. You must promptly remedy at your sole expense any deficiency found during any inspection.
18. COVENANTS
18.1. During the Term of this Agreement. During the term of this Agreement, neither you nor any of your principals shall, directly or indirectly, through corporations, partnerships, limited liability companies, trusts, associations, joint ventures, or other unincorporated businesses, perform any services for, engage in or acquire, participate or have any financial or other interest in any other business or other entities offering tanning services or other services or products offered by Planet Beach locations, provided, however, that this provision shall not apply to the operation of any other Planet Beach franchised business pursuant to a valid franchise agreement with Planet Beach.
18.2. After the Term of this Agreement. For a period of 2 years following termination or expiration of this Agreement, or the termination of any principal’s interest in the Spa, neither you nor any of your principals shall, directly or indirectly, through corporations, partnerships, limited liability companies, trusts, associations, joint ventures, or other unincorporated businesses, perform any services for, engage in or acquire, participate or have any financial or other interest in any other business or other entities offering tanning services or other services or products offered by Planet Beach locations: (1) at the Approved Location (or the location of your former Planet Beach Spa); (2) within the Territory; (3) within a 10 mile area surrounding the perimeter of the Territory; or (4) within a 10 mile radius of any Planet Beach location in existence on the date of expiration or termination of this Agreement; provided, however, that this provision shall not apply to the operation of any other Planet Beach franchised business pursuant to a valid franchise agreement with Planet Beach. The aforesaid 2-year period shall be tolled during any period of noncompliance.
19. INDEPENDENT CONTRACTOR; INDEMNIFICATION
19.1. Independent Contractor. You are an independent contractor responsible for full control over the internal management and daily operation of your Spa, and neither Planet Beach nor you are the agent, principal, partner, employee, employer or joint venturer of the other. You must not act or represent yourself, directly or by implication, as an agent, partner, employee or joint venture of Planet Beach, nor may you incur any obligation on Planet Beach’s behalf or in its name.
19.2. Indemnification. You must defend, indemnify and hold Planet Beach and/or its affiliates harmless from all fines, suits, proceedings, claims, demands, obligations or actions of any kind (including costs and reasonable attorneys’ fees) arising in whole or in part from training, the construction or operation of your Spa, or the performance of your obligations under this Agreement that exist upon execution or that may arise in the future, except as otherwise provided in this Agreement.
20. NOTICES
All notices, requests and reports to be given under this Agreement shall be in writing, and delivered by either hand; e-mail with a confirming receipt; overnight mail; certified mail, return receipt requested, prepaid; or by facsimile transmission (except that regular monthly and other reports from you may be sent by regular mail), to the address or fax number set forth in the Data Sheet (which may be changed by written notice).
21. SALE OR ASSIGNMENT
21.1. Assignment by Planet Beach. Planet Beach has the right to assign this Agreement and to delegate its obligations under this Agreement in whole or in part in its sole discretion. Planet Beach is not obligated to provide you with prior notice of such assignment.
21.2. Assignment by You. Your rights under this Agreement are personal, and you shall not sell, transfer, assign or encumber your interest in the franchised business without our prior written consent.
21.3. Conditions for Transfer. Planet Beach shall have the right to condition its consent to a transfer of the Spa upon:
21.3.1. Planet Beach’s approval of buyer, which approval shall not be unreasonably withheld;
21.3.2. The satisfaction of all monetary and non-monetary obligations under this Agreement and any other agreement between you and Planet Beach or its affiliates;
21.3.3. Planet Beach is provided with an executed agreement of sale between you and the buyer;

21.3.4. Your execution (or your principals’ execution, as applicable) of a general release, in a form prescribed by Planet Beach, of all claims against Planet Beach and its officers, directors, agents, employees, and affiliates. Notwithstanding such release, you shall remain obligated under those provisions of this Agreement that expressly extend beyond the term hereof; and
21.3.5. The buyer’s execution of Planet Beach’s then-current Single Unit Franchise Agreement and payment to Planet Beach of a transfer fee equal to 35% of the then-current Initial Franchise Fee.
21.4. Death or Disability. In the event of your death, disability or incapacitation (or the death, disability or incapacitation of your principals or personal guarantors if you are a partnership, corporation or limited liability company), your legal representative (or your principal’s or guarantor’s respective legal representative, as applicable) shall have the right to continue the operation of the Spa under this Agreement, without payment of a transfer fee, if: (i) within 90 days from the date of death, disability or incapacitation (the “90 day period”), such person has obtained Planet Beach’s prior written approval; and (ii) such person successfully completes Planet Beach’s required training programs (which Planet Beach will provide at its then-current tuition rate). Such assignment by operation of law will not be deemed in violation of this Agreement, provided such heirs or legatees accept the conditions imposed by this Agreement and are acceptable to Planet Beach.
21.5. Right of First Refusal. Planet Beach shall have the irrevocable first right and option to purchase your business on the same terms and conditions as any bona fide purchaser who wishes to become a Planet Beach franchisee. Planet Beach may exercise this right of first refusal by notifying you of Planet Beach’s decision to do so in writing within 30 days after receipt of any third party offers that you provide. Any sale or attempted sale without first giving Planet Beach the right of first refusal shall be void and of no force or effect.
21.6. Transfer to a Corporation or Limited Liability Company. You have the right to assign your rights under this Agreement to a corporation or limited liability company provided:
21.6.1.	The entity is newly organized and its activities are exclusively confined to operating the Planet Beach franchise;

21.6.2.	You are, and at all times remain, the owner of 51% of the outstanding shares of the corporation or a controlling interest in the limited liability company;

21.6.3.	The new entity delivers to Planet Beach a written assumption of your obligations under this Agreement;

21.6.4.	All shareholders, members and/or managers of the new entity sign Planet Beach’s Guaranty Agreement; and

21.6.5.	The entity must adhere to the requirements set forth in this Agreement relating to management of the Spa.
22. CHANGES AND MODIFICATIONS
Franchisor reserves and shall have the sole right to make changes in the Manual, the System, and the Proprietary Marks at any time and without prior notice to Franchisee. Franchisee understands and agrees that due to changes in competitive circumstances, presently unforeseen changes in the needs of customers, and/or presently unforeseen technological innovations, the System must not remain static in order that it best serve the interest of Franchisor, franchisees, and the System. Accordingly, Franchisee expressly understands and agrees that Franchisor may from time to time change the components of the System, including but not limited to, altering the programs, services, methods, standards, forms, policies and procedures of the System; adding to, deleting from or modifying those programs, products and services which the Franchised Business is authorized to offer; and changing, improving or modifying the Proprietary Marks. Subject to other provisions of this Agreement, Franchisee expressly agrees to abide by any such modifications, changes, additions, deletions and alterations at its sole expense.
23. TERMINATION
23.1. Automatic Termination. This Agreement will automatically terminate, without notice and without an opportunity to cure, if:
     23.1.1. You make an assignment for the benefit of creditors, file a voluntary petition in bankruptcy, are adjudicated a bankrupt or insolvent, file or acquiesce in the filing of a petition seeking reorganization or arrangement under any federal or state bankruptcy or insolvency law, or consent to or acquiesce in the appointment of a trustee or receiver for you or for the Spa; or
     23.1.2. You purport to sell, transfer or assign your rights under this Agreement.
23.2. Termination With Notice and Without Opportunity to Cure. Planet Beach has the right to terminate this Agreement, which termination shall become effective upon delivery of notice of termination, without providing you an opportunity to cure, if:
     23.2.1. Proceedings are commenced to have you adjudicated as bankrupt or to seek your reorganization under any state or federal bankruptcy or insolvency law, and such proceedings are not dismissed within 60 days, or a trustee or receiver is appointed for you or for the Spa without your consent, and the appointment is not vacated within 60 days;
     23.2.2. A levy or writ of attachment or execution or any other lien is placed against you or any of your principals, as applicable, or any of your assets or your principal’s assets which is not released or bonded against within 30 days;
     23.2.3. In the sole and absolute discretion of Planet Beach, you fail to successfully complete all required Planet Beach training programs at least 60 days following the opening of your Spa;
     23.2.4. You or any of your principals are insolvent.
     23.2.5. You or any of your principals are convicted of or plead no contest to a felony or criminal misconduct relevant to the performance of your duties under this Agreement;
     23.2.6. You have misrepresented any material information to Planet Beach given in connection with this Agreement including, but not limited to information in your franchise application, or you falsify any material information provided to Planet Beach;
     23.2.7. You or your principals commit any fraud or engage in any illegal conduct in connection with the Spa; or intentionally underreport or misstate any information you are required to report to Planet Beach;
     23.2.8. You misuse any of the Proprietary Marks, Copyrights or Confidential Information and fail to immediately cease or correct such use after receiving written or oral notification from Planet Beach;

     23.2.9. You fail to find a site for your Spa and submit it to Planet Beach for approval within 60 days of the execution of this Agreement, and you fail to request in writing, and Planet Beach does not elect to grant you, an extension of this Site Selection Period;
     23.2.10. You fail to open your Spa within 275 days of Planet Beach’s execution of this Agreement;
     23.2.11. You abandon your Spa (for purposes of this provision, the term “abandon” shall mean your failure to operate the Spa for 3 or more consecutive days);
     23.2.12. You fail to cure any default of your lease or sublease for your Spa’s location within the relevant cure period, if any, or to remedy any default under any note, lease, or sublease for the Spa’s location, or for the equipment or inventory therein, or lose the right to possession of the Spa’s location, provided however, that if any such loss of possession results through no fault of your own, and the premises are damaged or destroyed by fire, flood or other natural disaster such that they cannot, in Planet Beach’s sole judgment, reasonably be restored, or you are not permitted under the lease or sublease to restore, then this Agreement shall not be terminated for that reason for a period of 60 days thereafter, provided that Planet Beach has approved (i) a site within that time to which you will relocate for the remainder of the term of this Agreement; and (ii) your schedule for reopening the Spa, which approval shall not be unreasonably withheld;
     23.2.13. You purport to transfer any rights or obligations arising under this Agreement to any third party without Planet Beach’s prior written consent, including the sale of the assets to a non-Planet Beach franchisee;
     23.2.14. You violate the confidentiality/non-disclosure obligations of this Agreement;
     23.2.15. The provisions contained in this Agreement for transfer by you upon death, disability or incompetence are not strictly followed;
     23.2.16. You violate the covenant not to compete;
     23.2.17. You fail to obtain Planet Beach’s approval or consent as required by this Agreement;
     23.2.18. You violate any of the provisions of this Agreement and/or any other agreement with Planet Beach on 2 or more occasions within any 12-month period (notwithstanding the cure of any individual violation) and you have failed, on each occasion, to cure your violations within the allotted cure period; or
     23.2.19. You violate the terms of the Construction Loan Agreement and/or any of its ancillary documents. See Item 10.
23.3. Termination by Planet Beach After a Thirty (30) Day Cure Period. Planet Beach has the right to terminate this Agreement, after providing you a 30-day cure period, if you fail to comply with any term of this Agreement not listed in Paragraph 22.2.
23.4. Cross-Default. If you are the owner of more than 25% of another Planet Beach franchise or corporate or limited liability company franchisee, then any breach of the franchise agreement for such additional franchise will constitute a breach of this Agreement, and be grounds for Planet Beach to terminate this Agreement. Moreover, a breach of this Agreement is grounds for termination of any other agreement you have with Planet Beach or its affiliates.
24. YOUR OBLIGATIONS UPON TERMINATION
24.1. Upon termination or expiration of this Agreement, you shall:
     24.1.1. Promptly pay to Planet Beach and/or its affiliates any sums due and owing, and to other persons or entities sums which may result in a claim of liability to Planet Beach. You must also promptly pay Planet Beach the royalty fees otherwise due for the remaining term of this Agreement discounted to present value using an interest rate of 8%. This paragraph shall not apply in the event the termination is due to your bankruptcy;
     24.1.2. Immediately cease using the Proprietary Marks, Copyrights and Confidential Information and refrain from referencing any past association with Planet Beach;
     24.1.3. Immediately discontinue all marketing under the name “Planet Beach,” or any similar name;
     24.1.4. Promptly cancel or transfer to Planet Beach, its affiliates or Planet Beach’s designee any and all registrations and/or telephone listings under the name “Planet Beach”, or any similar designation and execute such instruments and take such steps as Planet Beach may require to accomplish the transfer or cancellation of any such registration or listing. You hereby grant to Planet Beach power of attorney to cancel any fictitious name registration under the name referenced above, or any similar name;
     24.1.5. If directed by Planet Beach, promptly make such changes and modifications in your business methods, Spa facility, and otherwise as Planet Beach directs so as to effectively distinguish the franchise location from any appearance as a Planet Beach Spa;
     24.1.6. Promptly destroy or surrender to Planet Beach all signs, stationery, letterhead, forms and other printed materials containing any of the Proprietary Marks or any other similar name or mark;
     24.1.7. Promptly return to Planet Beach the Operations Manual and other materials provided by Planet Beach or containing Confidential Information or Trade Secrets, or other information which relates to the System or the operation of the Spa, including but not limited to computer files, customer data, programs and other materials provided to you by Planet Beach;
     24.1.8. Maintain all books, records and reports Planet Beach requires for a period of not less than 1 year, and permit Planet Beach to inspect such documents;

     24.1.9. Deliver to Planet Beach a complete list of all persons employed by you during the 3 years immediately preceding termination, together with all employment files for each person on the list;
     24.1.10. Provide Planet Beach, within 30 days after the effective date of termination or expiration, evidence satisfactory to Planet Beach of your compliance with the foregoing obligations; and
     24.1.11. Comply with all provisions of this Agreement that by their nature survive the termination or expiration of this Agreement.
24.2. Security Interest in Personal Property. Planet Beach shall have a security interest in any equipment, supplies and other personal property on the site if Planet Beach has not received all funds due and owing from you and if Planet Beach is entitled by law to possession and a lien against such property.
24.3. Option to Purchase Personal Property. Planet Beach, its affiliate or its assignee also has the option, but is not obligated, to purchase any personal property used in connection with the operation of your Spa by providing you written notice of its election within 30 days after termination or expiration of this Agreement and paying you the book value for such personal property within 30 days of such notice. For purposes of this paragraph, “book value” means the amount you actually paid for the personal property less depreciation (calculated by using the straight-line depreciation method on a 10 year depreciation schedule irrespective of the depreciation method or schedule you use for accounting purposes). Notwithstanding the foregoing, to the extent that Planet Beach exercises its right to purchase any personal property that is subject to a lease or finance agreement, the purchase price of such personal property shall equal the amount of your remaining obligations under the lease or finance agreement, as applicable. In the event that the amounts due are in excess of book value, then the purchase price shall be equal to the lesser of the amount due under the lease or finance agreement or book value. Planet Beach shall be entitled to offset the purchase price by the amount of money owed by you to Planet Beach for any payments necessary to acquire clear title to property or for any other debt. If Planet Beach exercises its option to purchase, pending the closing of such purchase, Planet Beach has the right to appoint a manager to maintain operation of the Spa, or Planet Beach may require that you close the Spa during such period without removing any assets. You are required to maintain in force all insurance policies required under this Agreement until the date of such closing.
25. CHOICE OF LAW; DISPUTE RESOLUTION
25.1. Governing Law. This Agreement shall be deemed to have been made in the State of Louisiana and shall be construed according to the laws of Louisiana without regard to its conflict of laws, LCC Arts. 3515 et seq., and any amendments and/or revisions thereto.
25.2. Internal Dispute Resolution. Before commencing any legal action against Planet Beach or its affiliates with respect to any such claim or dispute, you must submit a notice of dispute which specifies, in detail, the precise nature and grounds of such claim or dispute to the Planet Beach Legal Department. If you are in a territory with an Area Representative, you must first submit the claim directly to your Area Representative prior to engaging PBFC’s Legal Department. Resolution of your dispute may involve an external, neutral Ombudsman at Planet Beach’s discretion. If your claim or dispute cannot be resolved you must agree to a face to face meeting between you, your attorney if you have retained one, a corporate representative from Planet Beach and the General Counsel prior to engaging in mediation. This meeting may occur at a neutral meeting place. You must exhaust these internal dispute resolution procedures before proceeding to mediation.
25.3. Mediation. At Planet Beach’s option, all claims or disputes between you and Planet Beach or its affiliates arising out of, or in any way relating to, this Agreement, or any of the parties’ respective rights and obligations arising out of this agreement, shall be submitted first to mediation, in Jefferson Parish, Louisiana under the auspices of the National Franchise Mediation Program (“NFMP”), in accordance with the NFMP’s Commercial Mediation Rules then in effect. The parties shall each bear their own costs of mediation and shall share equally the filing fee imposed by NFMP and the mediator’s fees. Planet Beach’s rights to mediation, as set forth herein, may be specifically enforced by Planet Beach.
25.4. Arbitration. At Planet Beach’s option, all disputes and claims relating to this Agreement or any other agreement entered into between the parties, the rights and obligations of the parties, or any other claims or causes of action relating to the making, interpretation, or performance of either party under this Agreement, shall be settled by arbitration in Jefferson Parish, Louisiana in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). Any arbitration proceeding, or any claim in arbitration (including any defense and any claim of setoff or recoupment), must be brought or asserted before the expiration of the earlier of (1) the time period for bringing an action under any applicable state or federal statute of limitation; (2) 1 year after the date upon which a party discovered or should have discovered, the facts giving rise to an alleged claim; or (3) 2 years after the first act or omission giving rise to an alleged claim. Claims of Planet Beach attributable to the underreporting of sales and claims of the parties for indemnification shall be subject only to the applicable state or federal statute of limitation.
The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed by the Federal Arbitration Act, as amended. Neither party shall pursue class claims and/or consolidate the arbitration with any other proceeding to which the franchisor is a party. Each party must bear its own costs of arbitration including the fee for their respective arbitrator; provided, however, that the neutral or the single arbitrator’s fee shall be shared equally by Planet Beach and you.
The arbitrator’s award shall include all fees, costs and attorneys’ fees for the prevailing party. The arbitrators shall have no authority to amend or modify the terms of the Agreement. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration, except to the extent such issue may have been determined in another proceeding between the parties. Judgment upon the award of the arbitrator shall be submitted for confirmation to the United States District for the Eastern District of Louisiana and, if confirmed, may be subsequently entered in any court having competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement.
25.5. Third Party Beneficiaries. Planet Beach’s officers, directors, shareholders, agents, employees and/or affiliates are express third party beneficiaries of this Agreement and the mediation and arbitration provisions contained herein, each having authority to specifically enforce the right to mediate and arbitrate claims asserted against such person(s) by you.
25.6. Injunctive Relief. Nothing contained in this Agreement herein shall prevent the parties from applying to or obtaining from any court having jurisdiction, without bond, a writ of attachment, temporary injunction, preliminary injunction and/or other emergency relief available to safeguard and protect the parties’ interest prior to the filing of any legal proceeding or pending the trial or handing down of a decision or award pursuant to any legal proceeding conducted hereunder.

25.7. Jurisdiction and Venue. With respect to any proceeding, the parties agree that any action at law or in equity instituted against either party to this Agreement shall be commenced only in the 24th Judicial District Court for the Parish of Jefferson, Louisiana or the United States District Court for the Eastern District of Louisiana at Planet Beach’s discretion.
25.8. Jury Trial Waiver. With respect to any proceeding, the parties hereby agree to waive trial by jury in any action, proceeding or counterclaim, whether at law or equity, regardless of which party brings suit. This waiver shall apply to any matter whatsoever between the parties hereto which arises out of or is related in any way to this Agreement, the performance of either party, and/or your purchase from Planet Beach of the franchise and/or any goods or services.
25.9. Waiver of Punitive Damages. You waive to the fullest extent permitted by law, any right to or claim for any punitive, exemplary, incidental, indirect, special or consequential damages (including, without limitation, lost profits) which you the parties may have against Planet Beach, its affiliates, successors or assigns, arising out of any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort or otherwise) and agree that in the event of a dispute, recovery shall be limited to actual damages. If any other term of this Agreement is found or determined to be unconscionable or unenforceable for any reason, the foregoing provisions shall continue in full force and effect, including, without limitation, the waiver of any right to claim any consequential damages.
25.10. Class Action Waiver. You hereby agree to waive any class action proceeding or counterclaim against Planet Beach, its affiliates, successors or assigns, whether at law or equity, regardless of which party brings suit. This waiver shall apply to any matter whatsoever between the parties hereto which arises out of or is related in any way to this Agreement, the performance of either party, and/or your purchase from Planet Beach, its affiliates, successors or assigns of the franchise and/or any goods or services.
25.11. Attorneys’ Fees. If either party institutes any judicial or arbitration proceeding to enforce any obligations under or to interpret the terms of this Agreement and Planet Beach prevails in the action or proceeding, you shall be liable to Planet Beach for all costs, including reasonable attorneys’ fees, incurred in connection with such proceeding.
25.12. Nonwaiver. Planet Beach’s failure to insist upon strict compliance with any provision of this Agreement shall not be a waiver of Planet Beach’s right to do so, any law, custom, usage or rule to the contrary notwithstanding. Delay or omission by Planet Beach respecting any breach or default shall not affect Planet Beach’s rights respecting any subsequent breaches or defaults. All rights and remedies granted in this Agreement shall be cumulative. Planet Beach’s election to exercise any remedy available by law or contract shall not be deemed a waiver or preclude exercise of any other remedy.
26. CONSTRUCTION
26.1. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the franchisee’s franchise; no promises, inducements or representations not contained in this Agreement have been made, nor shall any be of any force or effect, nor binding on the parties. Modifications of this Agreement must be in writing and signed by both parties. Planet Beach reserves the right to change Planet Beach’s policies, procedures, standards, specifications or manuals at Planet Beach’s discretion. Nothing in the Agreement or in any related agreement is intended to disclaim the representation we made in the franchise disclosure document.

26.2. Survival. Any provisions of this Agreement which may be reasonably interpreted to impose any obligation after termination or expiration hereof shall survive such termination or expiration and be binding upon the parties.
26.3. Severability. The parties agree that if any provisions of this Agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable or unenforceable and the other which would render it valid and enforceable, such provision shall have the meaning, which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to fair meaning and not strictly construed against either party. The provisions of this Agreement are severable, and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable. If any material provision of this Agreement shall be stricken or declared invalid, the parties agree to negotiate mutually acceptable substitute provisions. In the event that the parties are unable to agree upon such provisions, Planet Beach reserves the right to terminate this Agreement.
26.4. Construction. The terms “franchisee” and “you” shall be construed to refer to the male or female gender in all cases where the franchisee is an individual, masculine or feminine modifiers and pronouns notwithstanding. The term “Franchisee” and “you” include all persons or entities identified as “franchisee” in the Data Sheet. The term “principals” shall include your general and limited partners if you are a partnership; your officers, directors and shareholders if you are a corporation; and your members and managers if you are a limited liability company. The paragraph captions are inserted only for convenience and reference, and are not intended to define, limit or describe the scope, intent or language of this Agreement or any provisions hereof.
26.5. Binding Agreement. This Agreement shall be binding upon the parties and their heirs, executors, personal representatives, successors and assigns. All franchisee signatories to this Agreement and all partners of a partnership franchisee, all officers, directors and shareholders of a corporate franchisee, and all members and managers of a limited liability company franchisee, shall be jointly and severally liable for the performance of all terms, covenants and conditions hereof.
27. PERSONAL GUARANTY OF SHAREHOLDERS, PARTNERS, MEMBERS AND MANAGERS
You acknowledge that all partners in a limited partnership, shareholders in a corporate franchisee, or members and managers in a limited liability company franchisee are obligated to execute a Guaranty Agreement in which each agrees to personally abide by all of the terms and conditions of this Agreement, and guarantees to Planet Beach your performance of this Agreement and your financial obligations. Unless all such partners, shareholders, or members and managers execute such Guaranty Agreement concurrently herewith, this Agreement shall, at Planet Beach’s option, become null and void and confer no rights upon you nor any partner, shareholder, member or manager. All guarantors shall be jointly and severally liable for the performance of all of the terms, covenants and conditions hereof. If you are an individual(s), or subsequent to execution hereof, you assign this Agreement to an individual(s), such individual’s spouse hereby personally and unconditionally guarantees without notice, demand or presentment the payment of all of your monetary obligations under this Agreement as if each were an original party to this Agreement in his or her individual capacity. All such spouses further agree to be bound by the restrictions upon your activities upon transfer, termination or expiration of this Agreement as if each were an original party to this Agreement in his or her individual capacity. All such spouses shall execute the Guaranty Agreement in the form attached as Exhibit 3 to this Agreement.

28. REPRESENTATIONS AND ACKNOWLEDGMENTS
28.1. No Warranties. Planet Beach makes no warranties, express or implied, nor any representation whatsoever other than as expressly set forth herein.
28.2. No Authority. NO SALESPERSON, REPRESENTATIVE OR OTHER PERSON HAS THE AUTHORITY TO BIND OR OBLIGATE PLANET BEACH EXCEPT AN AUTHORIZED OFFICER OF PLANET BEACH BY WRITTEN DOCUMENT. YOU ACKNOWLEDGE THAT NO REPRESENTATIONS, PROMISES, INDUCEMENTS, GUARANTEES OR WARRANTIES OF ANY KIND WERE MADE BY OR ON BEHALF OF PLANET BEACH, WHICH HAVE CAUSED YOU TO ENTER INTO THIS AGREEMENT. YOU UNDERSTAND THAT WHETHER YOU SUCCEED AS A FRANCHISEE IS DEPENDENT UPON YOUR EFFORTS, BUSINESS JUDGMENTS, THE PERFORMANCE OF YOUR EMPLOYEES, MARKET CONDITIONS AND VARIABLE FACTORS BEYOND THE CONTROL OR INFLUENCE OF PLANET BEACH. YOU FURTHER UNDERSTAND THAT SOME FRANCHISEES ARE MORE, OR LESS, SUCCESSFUL THAN OTHER FRANCHISEES AND THAT PLANET BEACH HAS MADE NO REPRESENTATIONS THAT YOU WILL DO AS WELL AS ANY OTHER FRANCHISEE.
28.3. Receipt. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF PLANET BEACH’S FRANCHISE DISCLOSURE DOCUMENT, FINANCIAL STATEMENTS AND CONTRACTS FOR THE PLANET BEACH SPA FRANCHISE AT LEAST 14 CALENDAR DAYS PRIOR TO EXECUTION OF THIS AGREEMENT OR PAYMENT OF ANY MONIES FOR THE FRANCHISE. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THIS AGREEMENT, WITH ALL BLANKS COMPLETED AND WITH ANY AMENDMENTS AND EXHIBITS, AT LEAST 7 CALENDAR DAYS PRIOR TO EXECUTION OF THIS AGREEMENT.
28.4. Your Business Efforts. YOU, AS AN INDEPENDENT BUSINESS PERSON OR ENTITY, RECOGNIZE THAT THERE ARE ECONOMIC HAZARDS IN CONNECTION WITH THE OPERATION OF ANY BUSINESS, INCLUDING THE TYPE CONTEMPLATED BY YOU PURSUANT TO THIS AGREEMENT. YOU ACKNOWLEDGE THAT PLANET BEACH DOES NOT GUARANTEE YOUR SUCCESS, FINANCIAL OR OTHERWISE, EVEN THOUGH YOU MAY FOLLOW OR RELY ON PLANET BEACH’S ADVICE, RECOMMENDATIONS, PROGRAMS, POLICIES AND PROCEDURES. YOU ACKNOWLEDGE THAT YOU HAVE MADE AN INDEPENDENT INVESTIGATION OF THE FRANCHISED BUSINESS AND THAT NO REPRESENTATION HAS BEEN MADE BY PLANET BEACH REGARDING THE POTENTIAL OR FUTURE PROFITABILITY OF THE FRANCHISED BUSINESS, NOR OF THE FUTURE NUMBER OF PLANET BEACH SPAS AND ANY BENEFITS FLOWING THEREFROM. YOU UNDERSTAND THAT ANY INCOME OR PROFITS YOU MAY REALIZE WILL BE PRIMARILY THE RESULT OF YOUR EFFORTS AND LABORS, AND NOT THOSE OF PLANET BEACH OR THIRD PARTIES. THIS FRANCHISE IS NOT A SECURITY AND YOU AGREE NOT TO RELY ON PLANET BEACH OR ANY THIRD PARTY TO PRODUCE INCOME FOR YOU PURSUANT TO THIS AGREEMENT.
28.5. Opportunity to Review by Your Advisors. YOU ACKNOWLEDGE THAT PLANET BEACH HAS RECOMMENDED, AND THAT YOU HAVE HAD THE OPPORTUNITY TO OBTAIN, REVIEW OF THIS AGREEMENT AND PLANET BEACH’S FRANCHISE DISCLOSURE DOCUMENT BY YOUR LAWYER, ACCOUNTANT OR OTHER BUSINESS ADVISOR PRIOR TO EXECUTION HEREOF.
28.6. Execution Of Agreement. EACH OF THE UNDERSIGNED PARTIES WARRANTS THAT IT HAS THE FULL AUTHORITY TO SIGN AND EXECUTE THIS AGREEMENT. IF YOU ARE A PARTNERSHIP, CORPORATION OR LIMITED LIABILITY COMPANY, THE PERSON

EXECUTING THIS AGREEMENT ON BEHALF OF SUCH PARTNERSHIP, CORPORATION OR LIMITED LIABILITY COMPANY WARRANTS TO PLANET BEACH, BOTH INDIVIDUALLY AND IN HIS CAPACITY AS PARTNER, OFFICER, MEMBER OR MANAGER, AS APPLICABLE, THAT ALL OF THE PARTNERS OF THE PARTNERSHIP, ALL OF THE SHAREHOLDERS OF THE CORPORATION, OR ALL OF THE MEMBERS AND MANAGERS OF THE LIMITED LIABILITY COMPANY, AS APPLICABLE, HAVE READ AND APPROVED THIS AGREEMENT, INCLUDING ANY RESTRICTIONS WHICH THIS AGREEMENT PLACES UPON RIGHTS TO TRANSFER THEIR INTEREST IN THE PARTNERSHIP, CORPORATION OR LIMITED LIABILITY COMPANY.
28.7. Execution in Duplicate. THIS AGREEMENT MAY BE EXECUTED IN DUPLICATE, EACH OF WHICH SHALL BE DEEMED AN ORIGINAL.
     The parties hereto, intending to be legally bound, have hereunto executed this Agreement the day and year first above written.

PLANET BEACH FRANCHISING CORPORATION
By:

This Agreement is not fully executed until signed by the CEO or COO of Planet Beach Franchising Corporation:

FRANCHISEE

Witness

Witness

EXHIBIT 1
TO
PLANET BEACH FRANCHISING CORPORATION
SINGLE UNIT FRANCHISE AGREEMENT
SCHEDULE OF AUTHORIZED AND APPROVED PRODUCTS AND SERVICES
For purposes of the Franchise Agreement, the following products and services are currently “Authorized and Approved Products and Services” as described in Section 9.3.
PBFC: for private label products and UMO related products and accessories.
Australian Gold: for Australian Gold, Swedish Beauty, Designer Skin private label and co-branded products.
Whiter Image: for teeth whitening products.
Legacy: for private label candles.
Dream Time: for authorized retail products.
Matworks: for all Spa flooring covering needs including vinyl base, adhesives and transition materials.
Meletio: for all Spa light fixtures.
Spa furniture vendors as approved by PBFC: for all Spa furniture including lobby and service room furniture.
Architectural/Engineering Firms as approved by PBFC: for all Spa Mechanical, Electrical, Plumbing (MEP) Engineering and Architectural Drawings.
General Contractors are approved by PBFC on a per store basis.
ACIGI Relaxation – Cyber Relax Massage Chair
AMI – Aqua Massage: Massage and Hydrotherapy equipment and authorized accessories.
JTL Enterprises – HydroMassage (Dry Hydrotherapy Massage)
Ergoline – UV Equipment (International only)
ETS – UV Equipment (Domestic only)
MTI – Mystic Tan Booths: UV Free/Spray Tanning equipment and authorized retail products.
Photo Medex: Lumiere` (Facial Unit) and authorized retail products.
Sybaritic, Inc. – Hydration Station and SlimCapsule equipment and authorized products.
UMO – UMO Facial & Hand Spa

Oxygen Inc. – 4-person Oxygen Station equipment and authorized retail product accessories.
Therasage – Far Infrared Massage Bed, Sauna and Chairs
Millennium – Software
Workflow One – Printed Materials
Pel Hughes – Printed Materials/Direct Mail
Professa Grafix – Printed Materials
Valpak – Marriage Mail
Spa Boom – Online Gift Certificates
Lionfish – Contempo Spa Catalog Orders

PLANET BEACH FRANCHISING CORPORATION
By:

FRANCHISEE

Witness

Witness

EXHIBIT 2
TO
PLANET BEACH FRANCHISING CORPORATION
SINGLE UNIT FRANCHISE AGREEMENT
APPROVED LOCATION AND TERRITORY ADDENDUM
The undersigned franchisee has the right to establish one Planet Beach Spa at the following Approved Location (as defined in Section 2.1 of the Franchise Agreement):

Franchisee’s Territory (as defined in Section 3 of the Franchise Agreement) shall encompass the following area:
The radius of the circle will be based on where the spa site is located and will be determined as follows:
(i.) one-half of a mile (1/2 mile) if your Spa is located in a Downtown area or the Central Core of a large city;

(ii.) two miles (2.0 miles) if your Spa is located in any other Area.

PLANET BEACH FRANCHISING CORPORATION
By:

FRANCHISEE

Witness

Witness

EXHIBIT 3
TO
PLANET BEACH FRANCHISING CORPORATION
SINGLE UNIT FRANCHISE AGREEMENT
GUARANTY AGREEMENT
     WHEREAS, a Franchise Agreement dated                                         ,                      , has been entered into between Planet Beach Franchising Corporation and
(referred to as “Franchisee”) for the operation by Franchisee of a Planet Beach location; and
     WHEREAS, the undersigned guarantor desires to guarantee the obligations of Franchisee to Planet Beach Franchising Corporation;
     NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:
     The undersigned, as a person with an interest in a Planet Beach franchise, agrees to personally and unconditionally guarantee the obligations of Franchisee to Planet Beach and shall personally be subject to and bound by all terms, conditions, restrictions and prohibitions contained in the Planet Beach Franchising Corporation’s Single Unit Franchise Agreement including, without limitation, the confidentiality provisions, covenants, and indemnification provisions contained in Sections 12, 18 and 19.2, respectively. Further, the undersigned agrees to personally act as surety for the full and faithful performance of all of the financial obligations, commitments and payments required of the Franchisee in any such subject Franchise Agreement. The undersigned agrees that Planet Beach Franchising Corporation does not have to pursue any remedies it may have against the Franchisee or any other individual guarantor; but, rather, it may proceed directly and primarily against the undersigned with or without joining the Franchisee or other guarantors as principals or as named parties in any such proceeding. The undersigned is jointly and severally liable for such obligations, commitments and payments required of the Franchisee.

Witness	Guarantor, Individually

Witness	Guarantor, Individually

ACKNOWLEDGMENT BY GUARANTOR
     WHEREAS, a Guaranty Agreement dated                                                              , is being entered into between Planet Beach Franchising Corporation and                                                              (“Guarantor”), whereunder Guarantor has guaranteed the obligations of a corporate, limited partnership or limited liability company franchisee to Planet Beach Franchising Corporation, or is the spouse of an individual franchisee of Planet Beach Franchising Corporation, and
     WHEREAS, Planet Beach Franchising Corporation and Guarantor desire to clarify the relationship between them.
     NOW, THEREFORE, Guarantor acknowledges that Guarantor has conducted an independent investigation of the Planet Beach Franchising Corporation franchise program and recognizes that the business venture contemplated by the franchisee involves business risk and success will be largely dependent upon the ability of the franchisee, Guarantor and other persons with an interest in the franchise as independent business persons. Planet Beach Franchising Corporation expressly disclaims the making of, and Guarantor acknowledges not receiving, any guaranty or warranty, express or implied, nor any representation as to the potential volume, profits or success of the business venture contemplated by the Franchise Agreement. Guarantor further represents that Guarantor is not a party to any agreement which might interfere with the performance required of persons with an interest in the franchise under the Planet Beach Franchising Corporation’s Single Unit Franchise Agreement, and that entering into such agreement shall not in any way interfere with or constitute a breach of any prior existing contract to which Guarantor is a party.

Witness	Guarantor, Individually

Witness	Guarantor, Individually

EXHIBIT 4
TO
PLANET BEACH FRANCHISING CORPORATION
SINGLE UNIT FRANCHISE AGREEMENT
RIDER TO LEASE
     THIS RIDER TO LEASE made this                      day of                     20     , by and between                                         , with principle offices at                                         (hereinafter “Landlord”): and                                         , with principle offices at                                          (hereinafter “Tenant”); and Planet Beach Franchising Corporation, a Louisiana Corporation, with its principal address at 5145 Taravella Road, Marrero, Louisiana 70072 (hereinafter “Franchisor”).
     This Rider supplements and forms a part of that certain lease between Landlord and Tenant, dated                     , 20     , (the “Lease”) for leased premises located at                                          (the “Premises”). This Rider is entered into in connection with Franchisor’s grant of a franchise to Tenant to operate a franchised business at the Premises. It is intended to provide Franchisor the opportunity to preserve the Premises as a tanning Spa operated under Franchisor’s brand in the event of any termination of the lease or any franchise agreement between Franchisor and Tenant, and to assure Landlord that, if Franchisor exercises the option to assume the Lease as provided in this Rider to Lease, any defaults of Tenant under the Lease will be cured by Franchisor before it takes possession of the Premises. Landlord agrees that Franchisor will have the right, but not the obligation, to assume the Lease of the Premises attached hereto as Exhibit A, on the terms, covenants and conditions hereinafter set forth.
I. DEFAULT BY TENANT UNDER THE LEASE
1.0 Landlord will send Franchisor copies of all notices of default it gives to Tenant at the same time it gives such notices to Tenant. If Tenant fails to cure any default within the period specified in the Lease, Landlord will promptly give written notice to Franchisor, specifying the default Tenant has failed to cure. Franchisor will have the right and option to assume the Lease by giving written notice to Landlord and Tenant within thirty (30) days after the date of receipt of Landlord’s notice that Tenant has failed to cure a default under the Lease.
1.1 Landlord will deliver possession of the Premises to Franchisor promptly after Landlord receives Franchisor’s written notice exercising its option to assume the Lease. Franchisor, upon taking possession of the Premises, will cure the defaults specified by Landlord and will execute and deliver to Landlord an assumption of the Tenant’s rights and obligations under the Lease.
1.2 Franchisor will not be required to cure defaults and/or begin paying rent until Landlord delivers possession of the Premises to Franchisor. If it becomes necessary for Landlord to pursue legal action in order to evict Tenant and deliver possession of the Premises to Franchisor, Franchisor will, upon written request by Landlord, pay into an escrow account with Landlord’s attorney, such amounts as are necessary to cure Tenant’s defaults. If Landlord is unable to deliver possession of the Premises to Franchisor within nine (9) months after the date of Franchisor’s exercise of its option to assume the Lease, Franchisor will have the right, at any time until Landlord delivers possession of the Premises, to rescind the option exercise, by written notice to Landlord, whereupon all amounts in escrow shall be returned to Franchisor.

     II. TENANT’S FAILURE TO EXTEND THE LEASE TERM.
2.0 If the Lease contains the term renewal or extension right(s) and if Tenant allows the term to expire without exercising said right(s), Landlord will give Franchisor written notice thereof, and Franchisor will have the right and option to exercise the Tenant’s renewal or extension right(s) on the same terms and conditions as are contained in the Lease by giving written notice to Landlord within thirty (30) days of receipt of Landlord’s notice. If Franchisor exercises such right(s) Landlord and Franchisor will promptly execute a lease assumption agreement that will provide for Franchisor’s assumption of the Lease effective at the commencement of the extension or renewal term.
     III. TERMINATION OF A FRANCHISE AGREEMENT.
3.0 Franchisor will have the right and option to assume the Lease if any franchise agreement between Franchisor and Tenant is terminated for any reason during the term of the Lease. If any franchise agreement between Franchisor and Tenant is terminated and Franchisor desires to assume the Lease it may give written notice to Landlord requesting that Landlord specify any existing defaults by Tenant under the Lease. Within fifteen (15) days after receipt of such notice, Landlord will give Franchisor written notice specifying any existing defaults by Tenant under the Lease.
3.1 If any franchise agreement between Franchisor and Tenant is terminated, Tenant shall, within ten (10) days after written demand by Franchisor, assign all of its right, title and interest in the Lease to Franchisor. If Tenant fails to do so, Tenant hereby designates Franchisor as its agent to execute any and all documents, agreements and to take all action that may be necessary or desirable to effectuate the assignment of the Lease and the relinquishment of any and all of Tenant’s right there under. Landlord consents to such assignment, subject to Franchisor executing as assumption of the Lease in form reasonably satisfactory to Landlord and curing all defaults of Tenant under the Lease before taking possession of the Premises. Tenant further agrees to promptly and peaceably vacate the Premises and to remove its personal property at the written request of Franchisor. Any property not so removed by Tenant within ten (10) days following receipt of such written request shall be deemed abandoned by Tenant.
3.2 Tenant agrees that termination of any franchise agreement for the Premises shall, at the option of Landlord, be a default under the Lease.
     IV. ADDITIONAL PROVISIONS
4.0 Tenant shall remain liable to Landlord for all of its obligations under the Lease, notwithstanding any assignment of the Lease to Franchisor. Franchisor shall be entitled to recover from Tenant all amounts it pays to Landlord to cure Tenant’s defaults under the Lease, including interest and reasonable collection costs.
4.1 Prior to taking possession of the Premises pursuant to its rights under this Rider to Lease, Franchisor will cure the defaults specified by Landlord and execute and deliver to Landlord an assumption of the Tenants right and obligation under the Lease. Franchisor corporation will pay, perform and be bound by all of the duties and obligations of the Lease applicable to Tenant, except that Franchisor may elect not to assume or be bound by the terms of any amendment to the Lease executed by Tenant without obtaining Franchisor’s prior written approval, which shall not be unreasonably withheld.
4.2 After Franchisor assumes Tenant’s interest in the Lease, Franchisor will not be subject to any provision of the Lease that requires the Tenant to continuously operate a business in the Premises during any period that the business in the Premises is closed for remolding or while the Franchisor is seeking to obtain and train a new franchisee to operate a franchised business in the Premises.

4.3 After Franchisor assumes Tenant’s interests in the Lease, Franchisor may, without Landlord’s consent, sublet the Premises to a franchisee of Franchisor provided the Franchisor remains primarily liable under the Lease.
4.4 After Franchisor assumes Tenant’s interest in the Lease, Franchisor may assign this Lease so long as Franchisor remains liable for the payment of rent and the performance of Tenant’s duties and obligations under the Lease. Franchisor may also, with the prior written consent of Landlord, assign without recourse its rights under the Lease. Landlord shall not unreasonably withhold its consent to an assignment to a franchisee of Franchisor who meets Franchisor’s financial qualification requirements. Upon receipt by Landlord of an assumption agreement in form reasonably satisfactory to Landlord pursuant to which such franchisee agrees to assume the Lease and to observe the terms, conditions and agreements on the part of Tenant to be performed under the Lease, Franchisor shall be released from all liability as tenant under the Lease accruing after the date of the effective date of the assignment.
4.5 If the Lease or Franchise Agreement for the Premises is terminated and Franchisor does not exercise its option to assume the Lease, Tenant agrees, upon written demand by Franchisor, to promptly remove signs, décor and other items which Franchisor reasonably requests be removed as being distinctive and indicative of Franchisor’s trademarks and trade dress. Franchisor may enter upon the Premises without being guilty of trespass or tort to effect such de-identification if Tenant fails to do so within ten (10) days after receipt of written demand from Franchisor. Tenant shall pay Franchisor for its reasonable cost and expenses in effecting de-identification. Franchisor shall defend, indemnify and hold Landlord harmless from and against any claims arising from Franchisor’s de-identification of the Premises.
4.6 BY EXECUTING THIS RIDER TO THE LEASE, FRANCHISOR DOES NOT HEREBY ASSUME ANY LIABILITY WITH RESPECT TO THE PREMISES OR ANY OBLIGATION AS TENANT UNDER THE LEASE, UNLESS AND UNTIL FRANCHISOR EXPRESSLY ASSUMES SUCH LIABILITY AND/OR OBLIGATION, AS HEREINABOVE DESCRIBED.
4.7 All notices hereunder shall be delivered by certified mail to the addresses described in the Lease or to such other address as any party hereto may, by written notice instruct that notices be given. In the case of Franchisor, notices should be sent to: Director of Location Development, 5145 Taravella Road, Marrero, Louisiana, 70072, until further notice.
THE NEXT PAGE IS THE SIGNATURE PAGE

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE CAUSED THIS LEASE OPTION RIDER TO BE EXECUTED AS OF THE DATE FIRST ABOVE WRITTEN.

Witness/Attest:
Landlord

By:
President

Individually

Tenant
By:
President

Individually

PLANET BEACH FRANCHISE CORPORATION
By:

EXHIBIT 5
TO
PLANET BEACH FRANCHISING CORPORATION
SINGLE UNIT FRANCHISE AGREEMENT
Sublicense Agreement
     THIS SUBLICENSE AGREEMENT (“Sublicense” or “Agreement”) is made this                     day of                      , 200                     , (the “Effective Date”) by and between Planet Beach Franchising Corporation (“Planet Beach”), a Delaware corporation with an address at 5145 Taravella Road, Marrero, LA 70072 and                                          (“Franchisee” or “You”), a                                                             having principal offices at                                                               .
     WHEREAS, Planet Beach has entered into a certain License Agreement for Software Distribution and Use with Harms Software, Inc. (the “Main License”), pursuant to which it has acquired a license to distribute and use certain software products for employee management, point-of-sale functions, appointment booking, marketing, inventory control, and the integration and implementation of various internal business and reporting functions, which software products (the “Licensed Software”) are proprietary to and owned by Harms Software, Inc. (“Harms”); and
     WHEREAS, Planet Beach requires that each of its franchisees use such Licensed Software in connection with the operation of its Planet Beach facilities; and
     WHEREAS, each of the parties hereto desires to enter into a sublicense agreement pursuant to which Franchisee shall be permitted to use the Licensed Software in accordance with the terms and conditions set forth and established herein.
     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, Harms and Franchisee hereby agree as follows:
     LICENSE. Planet Beach hereby grants to Franchisee a non-exclusive, limited, non-transferable license (the “License” or the “Sublicense”) to use the Licensed Software distributed to You by Planet Beach hereunder, along with associated documentation (the “Documentation”), solely in connection with the operation by you of your Planet Beach Facility and subject to the terms and conditions set forth in this Sublicense Agreement.
The Licensed Software shall also include any updates which Planet Beach distributes to Franchisee during the term of this Sublicense Agreement. Franchisee’s rights to use the Licensed Software are limited to a single approved location. Planet Beach and Harms specifically retain all right, title and interest in and to all proprietary and intellectual property rights in and to the Licensed Software, including without limitation, trade secrets, copyrights, trademarks, patents, functionality and business methodology embodied therein, and the like. All rights not expressly granted to Franchisee herein are specifically reserved to Planet Beach and Harms.
     LIMITATIONS ON USE. You may not rent, lease, sell or otherwise transfer or distribute copies of the Licensed Software or Documentation to any other person or entity for any reason. You may not modify or translate the Licensed Software or the Documentation for any reason. You may not reverse assemble, reverse compile or otherwise attempt to create the source code from the Licensed Software. You may not use the name of Harms Software or its Millennium brand or refer to Harms Software directly or indirectly in any papers, articles, advertisements, sales presentations, news releases or releases to any third party without the prior written approval of Planet Beach for each such use. You may not release the results of any performance or functional evaluation of any portion of the Licensed Software to any third party without prior and express written approval of Planet Beach for each such release.
     THIRD PARTY BENEFICIARY. You understand, acknowledge, and agree with Planet Beach that Harms is an intended third party beneficiary of the terms and conditions of this Agreement.
     BACKUP AND TRANSFER. You may obtain a copy of the Licensed Software from Planet Beach for essential backup purposes, provided the copy is retained at Franchisee’s approved location. You may not sublicense, assign, delegate, rent, lease, time-share or otherwise transfer this license or any of the related rights or obligations to any person or entity for any reason. Any attempt to make any such sublicense, assignment, delegation or other transfer by you shall be void and of no legal effect and shall automatically be deemed a material breach of this Agreement, which breach shall trigger an automatic termination of this Agreement.
     If Planet Beach authorizes a sale of your franchise and transfer of your rights under your Franchise Agreement to a third party (the “Transferee”) you must notify the Transferee that it will be obligated to enter into a new Sublicense Agreement with Planet Beach, and that a “Re-License Fee” of $250.00 will be required to be paid to Planet Beach to secure Planet Beach’s authorization to use the Licensed Software and the Documentation and to receive technical support.
     OWNERSHIP. You own only the magnetic or other physical media on which the Licensed Software and related Documentation are recorded or fixed. All content accessed through the Licensed Software is the property of the applicable content owner and may be protected by applicable copyright law. This Sublicense gives you no rights whatsoever to such content.
     TERM AND TERMINATION. The term of this Sublicense is concurrent with the term of your Planet Beach Franchise Agreement unless earlier terminated as provided herein, provided, however, that the term of this Sublicense shall not exceed the term of the Main License, and shall automatically terminate upon the termination or expiration of the Main License. This Sublicense (and all of your rights hereunder) automatically terminates if you fail to comply with its terms and conditions. You agree that, upon such termination, in accordance with Planet Beach’s direction, you will either destroy (or permanently erase) all copies of the Licensed Software and Documentation, or return the original Licensed Software and Documentation to Planet Beach, together with any other material you have received from Planet Beach or HARMS Software in connection with the Licensed Software.
     MAINTENANCE AND SUPPORT. During the term of this Sublicense, you will receive Level 1 technical support services from Planet Beach.
     You will receive Level 2 and above technical support services from Harms during Harms standard support hours, as follows:
Monday thru Friday – 9:00 AM -8:00 PM EST
(Technical Support Phone Number — 1-973-402-8801)
Saturday — 9:00 AM-5:00 PM EST*
(Technical Support Phone Number — 1-973-402-8801)

*	Saturday support is available via dispatch to the appropriate technicians working that day. Once you reach the technical support mailbox, leave your name, business name,

           telephone number, and the nature of your call. A Harms technician will return your call promptly.
Sunday – Emergency Support Only
After Standard Hours Emergency Support**

**	The telephone message center for the Technical Support Department will ask if this is an emergency and then prompt the caller to use the paging option in which a Harms technician will be dispatched to return your call. You will be required to leave information including business name, contact, phone number, and a credit card number. You will be charged a fee per 15 minute increment for each emergency call.

(a)	Exclusions. Harms’ technical support does not include software trainings, non-software related issues, provision of software upgrades, data recovery, after hours emergency support, and data restoration. If Harms determines that you have a problem with hardware such as a printer or computer, you may be required to contact the appropriate manufacturer directly. Warranties for hardware are provided by the hardware manufacturer, and not by Harms.

(b)	Data Backup. Certain locations may be susceptible to power outages and/or fluctuations that can cause a computer to crash or shut down. You are strongly recommended to install and maintain battery backups to keep computers from being shutdown improperly. WARNING: Shutting down your computer while the Licensed Software is in use may damage the databases and potentially cause a loss of data. Harms is not responsible for any such losses of data, nor does Harms assume responsibility or liability for any losses or damages arising, directly, or indirectly, from your improper use or maintenance of the Software or your hardware. On occasion, data may be damaged to the extent that intervention by a Harms programmer is necessary to recover or fix the databases. These types of services are NOT included in this Sublicense and the fees for such services are subject to the discretion of Harms and Planet Beach.
     LIMITED WARRANTY. Planet Beach warrants the media on which the Licensed Software is furnished to be free from defects in materials and workmanship under normal use for 30 days from the date that you obtain the Licensed Software. EXCEPT FOR THIS LIMITED WARRANTY, THE LICENSED SOFTWARE AND THE DOCUMENTATION IS PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND EITHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
     REPRESENTATIONS AND WARRANTIES BY FRANCHISEE. As a condition to the grant of this License to use the Licensed Software, Franchisee hereby represents, warrants and covenants as follows:
(a)	That it will use the Licensed Software only in conformance with the terms and conditions of this Sublicense Agreement;

(b)	That it will not rent, lease, sublicense, distribute, transfer or copy the Licensed Software or any component(s) thereof except as explicitly authorized herein;

(c)	That it will only use the Licensed Software for its own internal business use in connection with the operation of its Planet Beach Facility and not for the benefit of any other person or entity; and

(d)	That it will not adapt, modify or reverse engineer the Licensed Software in any way, or use it or them to create source code or a derivative work.
     LIMITATION OF REMEDIES. Your exclusive remedy in connection with the Licensed Software and the Documentation is that you are entitled to return any defective media containing the Licensed Software together with the Documentation to Planet Beach. IN NO EVENT WILL Planet Beach OR HARMS BE LIABLE FOR ANY INDIRECT DAMAGES OR OTHER RELIEF ARISING OUT OF YOUR USE OR INABILITY TO USE THE LICENSED SOFTWARE INCLUDING, BY WAY OF ILLUSTRATION AND NOT LIMITATION, LOST PROFITS, LOST BUSINESS OR LOST OPPORTUNITY, OR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING LEGAL FEES, ARISING OUT OF SUCH USE OR INABILITY TO USE THE LICENSED SOFTWARE, EVEN IF Planet Beach AND HARMS HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY OTHER PARTY.
     DISCLAIMER. EXCEPT AS MAY OTHERWISE BE EXPRESSLY PROVIDED IN THIS AGREEMENT, Planet Beach AND HARMS DISCLAIM ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE LICENSED SOFTWARE, OR ANY COMPONENT OF THE FOREGOING, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, CORRECTNESS, COMPLETENESS, COMPREHENSIVENESS, SUITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OR ANY REPRESENTATION THAT THE SOFTWARE WILL MEET FRANCHISEE’S REQUIREMENTS OR THAT FRANCHISEE’S USE THEREOF WILL BE UNINTERRUPTED OR ERROR-FREE, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES.
     REMEDIES FOR THIRD PARTY INFRINGEMENT. In the event the Licensed Software or any portion thereof is held by any court of competent jurisdiction to infringe the rights of a third party or to violate a patent, and its use is enjoined, your sole remedy shall be to be provided with (i) modified Licensed Software, the functionality of which has not been impaired in any material respect and that is non-infringing or non-violative, or (ii) the right to continue to use the infringing Licensed Software for any remaining unexpired portion of the License Term, or (iii) equally suitable non-infringing software to replace the infringing Licensed Software.
     INDEMNIFICATION. Franchisee shall indemnify and hold Planet Beach and Harms harmless from and against any and all losses, liabilities, obligations, damages, penalties, judgments, suits, costs, expenses or disbursements of any kind (including, without limitation, attorneys’ fees and expenses) against, or incurred by, Planet Beach or Harms to the extent such claims, damages, liabilities or costs relate to, have arisen in connection with, or result directly or indirectly from the breach by Franchisee of any term or condition of this License.
     CONFIDENTIALITY.
(a)	Confidential Information. Franchisee acknowledges that it is the policy of Planet Beach and Harms to maintain as confidential all information that should reasonably be understood by Franchisee to be confidential or proprietary, including, without limitation, information relating to the Licensed Software and the Documentation, the business methods, marketing strategies, tools, systems, procedures, products and services, customers, and potential customers of each of Planet Beach and Harms (the “Confidential Information”), and Franchisee further acknowledges that such Confidential Information is of great value to the respective party that disclosed it. Confidential Information shall not include information that (i) is now or subsequently becomes available to the public through no fault or breach of Franchisee, (ii) Franchisee rightfully possessed prior to disclosure to it, (iii) is independently developed or acquired by Franchisee without the use of any Confidential Information of the party disclosing it, or (iv) is rightfully obtained by Franchisee from a third party who has the right to disclose the information.

(b)	Nondisclosure of Confidential Information. Franchisee acknowledges that it has acquired and will acquire Confidential Information as a result of and in connection with the performance of its obligations under this Sublicense Agreement and that it is reasonably necessary to protect the goodwill of each of Planet Beach and Harms. Accordingly, it agrees not to directly or indirectly (except where authorized herein), disclose or divulge any Confidential Information to any third parties, or to use any Confidential Information for the furtherance of its own business or financial interests or those of anyone else. Franchisee further agrees that it will not permit, cause or authorize any third parties to divulge any Confidential Information that Franchisee lawfully disclosed to such third party.

(c)	Compelled Disclosure. In the event any Confidential Information is required to be disclosed by applicable law, subpoena or similar process or pursuant to a request by a government or regulatory agency, then, to the extent legally permitted, Franchisee shall, prior to any such disclosure, promptly notify Planet Beach and Harms, of such request for disclosure in order to give the appropriate party the opportunity to object to or seek to limit the scope of such disclosure. Notwithstanding any provision herein to the contrary, Franchisee may disclose any Confidential Information to any regulatory agency having jurisdiction over it without the prior written approval of Planet Beach or Harms to such disclosure.

(d)	Remedies for Breach of Confidentiality Obligations. Any breach or threatened breach by Franchisee of any confidentiality provision of this Sublicense Agreement may, because of the unique nature of the Confidential Information, cause irreparable harm to the party disclosing the Confidential Information and shall entitle that party, in addition to any other legal remedies, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach.
MISCELLANEOUS PROVISIONS
(a)	Assignment. The rights and obligations under this Agreement may not be assigned by either party and any attempted assignment in violation of this provision shall be null and void and of no force or effect.

(b)	Notices. Any notice or other communication under this Agreement shall be in writing and shall be deemed given if delivered (i) personally or mailed by registered mail (return receipt requested) at the addresses set forth on the first page hereof, or at such other address as shall be specified by notice given pursuant hereto, (ii) by confirmed facsimile transmission, or (iii) by electronic mail for which a delivery receipt has been generated.

(c)	Severability. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the remaining terms or provisions hereof, which shall remain in full force and effect.

(d)	No waiver. No failure or successive failures on the part of either party to enforce any covenant or agreement contained herein, and no waiver or successive waivers on its or their part of any condition of this Agreement shall operate as a discharge of such covenant, agreement, or condition, or render the same invalid, or impair the right of either party, its respective successors and permitted assigns, to enforce the same in the event of any subsequent breach or breaches by the other party, its successors or permitted assigns.

(e)	Governing Law. The parties agree that the laws of the United States and the State of Louisiana (without giving effect to its conflicts of law principles) govern all matters and actions arising out of or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance, and enforcement. The parties further agree to the personal jurisdiction by and venue in the state and federal courts with jurisdiction in Jefferson Parish, Louisiana, and waive any objection to such jurisdiction or venue. The prevailing party in any action relating to this Agreement shall be entitled to payment of all costs, expenses, losses, damages and reasonable attorneys’ fees incurred in defending or prosecuting any such claim, suit or proceeding. The determination of the “prevailing party” for these purposes shall be made by the court exercising jurisdiction over the matter.

(f)	Entire Agreement. This Sublicense Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all previous agreements and understandings, whether oral or written, express or implied, with respect to its subject matter. Except as may be expressly authorized herein, this Agreement may not be altered, amended, or modified except by written instrument signed by the duly authorized representatives of both parties.

(g)	The defined term “Franchisee” as used in this Sublicense includes Franchisee’s officers, directors, managers, members, employees, agents, and representatives.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

FRANCHISEE(S):		PLANET BEACH FRANCHISING CORPORATION

By:		By:
	Name:		Name:
	Title:		Title: CEO or COO of Planet Beach Franchising Corporation

EXHIBIT 6
TO
PLANET BEACH FRANCHISING CORPORATION
SINGLE UNIT FRANCHISE AGREEMENT
CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
(for trained employees, shareholders, officers, directors,
general partners, members and managers of Franchisee)
          In consideration of my being a _____________________________ of ______________________________________(the “Franchisee”), and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, I hereby acknowledge and agree that:
     1. ___, doing business as ___(the “Franchisee”), has acquired the right and franchise from Planet Beach Franchising Corporation (the “Company”) to establish and operate a Planet Beach Spa (the “Spa” or “Franchised Business”) and the right to use in the operation of such Spa, the Company’s trade names, service marks, trademarks, logos, emblems, and indicia of origin (the “Proprietary Marks”) and the Company’s unique and distinctive format and system relating to the establishment and operation of Planet Beach Spas (the “System’), as they may be changed, improved and further developed from time to time in the Company’s sole discretion, only at the following authorized and approved location (the “Approved Location”): ______________________________________________________________________________
______________________________________________________________________________
     2. The Company possesses certain proprietary and confidential information relating to the operation of the System, which includes certain proprietary methods, techniques, formats, specifications, systems, procedures, methods of business practices and management, sales and promotional techniques and knowledge of, and experience in, the operation of the Franchised Business (the “Confidential Information”).
     3. Any and all information, knowledge, know-how, and techniques that the Company specifically designates as confidential shall be deemed to be Confidential Information for purposes of this Agreement.
     4. As __________________ of the Franchisee, the Company and Franchisee will disclose the Confidential Information to me in furnishing to me the training program and subsequent ongoing training, the Company’s Operations Manual (the “Manual”) and other general assistance during the term of this Agreement.
     5. I will not acquire any interest in the Confidential Information, other than the right to utilize it in the operation of the Franchised Business during the term hereof, and the use of duplication of the Confidential Information for any use outside the System would constitute an unfair method of competition.
     6. The Confidential Information is proprietary, involves trade secrets of the Company, and is disclosed to me solely on the condition that I agree that I shall hold in strict confidence all Confidential Information and all other Information designated by the Company as confidential. Unless the Company otherwise agrees in writing, I will disclose and/or use the Confidential Information only in connection with my duties as _______________________ of the Franchisee, and will continue not to disclose any such information even after I cease to be in that position and will not use any such information even after

I cease to be in that position unless I can demonstrate that such information has become generally known or easily accessible other than by the breach of an obligation of Franchisee under the Franchise Agreement.
     7. Except as otherwise approved in writing by the Company, I shall not, while in my position with the Franchise and for a continuous uninterrupted period commencing upon the cessation or termination of my position with Franchisee, regardless of the cause for termination, and continuing for 2 years thereafter, either directly or indirectly, for myself, or through, on behalf of, or in conjunction with any person, persons, partnership, or corporation, own, maintain, operate, engage in, act as a consultant for, perform services for, or have any interest in any retail business selling any product or products which are the same as, or substantially similar to, any of the products or services offered by a Planet Beach location (except at a Planet Beach location), which is or is intended to be, located within:
7.1.	the Franchisee’s Territory as defined in the Franchise Agreement;

7.2.	10 miles of Franchisee’s Territory; or

7.3.	10 miles of any Planet Beach location operating under the System and the Proprietary Marks.
This restriction does not apply to my ownership of less than 5% beneficial interest in the outstanding securities of any publicly-held corporation.
     8. I agree that each of the foregoing covenants shall be constructed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Agreement is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which the Company is a party, I expressly agree to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty by law, as if the resulting covenant were separately stated in and made part of this Agreement.
     9. I understand and acknowledge that the Company shall have the right, in its sole discretion to reduce the scope of any covenant set forth in this Agreement, or any portion thereof, without my consent, effective immediately upon receipt by me of written notice thereof; and I agree to comply forthwith with any covenant as so modified.
     10. The Company is an intended beneficiary of this Agreement and may enforce it, solely and/or jointly with the Franchisee. I am aware that my violation of this Agreement will cause the Company and the Franchisee irreparable harm; therefore, I acknowledge and agree that the Franchisee and/or the Company may apply for the issuance of an injunction preventing me from violating this Agreement, and I agree to pay the Franchisee and the Company all the costs it/they incur(s), including, without limitation, legal fees and expenses, if this Agreement is enforced against me. Due to the importance of this Agreement to the Franchisee and the Company, any claim I have against the Franchisee or the Company is a separate matter and does not entitle me to violate, or justify any violation of this Agreement.
     11. This Agreement shall be construed under the laws of the State of Louisiana without regard to its conflict of laws, LCC Arts. 3515 et seq., and any amendments and/or revisions thereto. The only way this Agreement can be changed is in writing signed by both the Franchisee and me.

Signature:		Signature:

	Name:		Name:

	Address:		Address:

	Title:		Title:

	Witness:		Witness:

ACKNOWLEDGED BY FRANCHISEE

By:

Name:

Title:

By:

Name:

Title:

EXHIBIT 7
TO
PLANET BEACH FRANCHISING CORPORATION
SINGLE UNIT FRANCHISE AGREEMENT
CONDITIONAL ASSIGNMENT
OF FRANCHISEE’S TELEPHONE NUMBERS
1. __________ , doing business at                  (“Assignor”), in exchange for valuable consideration provided by Planet Beach Franchising Corporation (“Assignee”), receipt of which is hereby acknowledged, hereby conditionally assigns to Assignee all telephone numbers and listings utilized by Assignor in the operation of its Spa at Assignor’s above-referenced address. Those numbers are as follows:
2. The conditional agreement shall become effective automatically upon termination of Assignor’s franchise. Upon the occurrence of that condition, Assignor shall do all things required by the telephone company to assure the effectiveness of the assignment of telephone numbers as if the Assignee had been originally issued such telephones, telephone numbers, telephone listings and the usage thereof.
3. Assignor agrees to pay the telephone company on or before the effective date of assignment all amounts owed for the use of the telephone number(s) including, without limitation, Yellow Pages advertising. Assignor further agrees to indemnify Assignee for any sums Assignee must pay the telephone company to effectuate this agreement, and agrees to fully cooperate with the telephone company and Assignee in effectuating this assignment.
ASSIGNOR:

Date:

Date:

ASSIGNEE:
PLANET BEACH FRANCHISING CORPORATION

By:	Date:

EXHIBIT 8
TO
PLANET BEACH FRANCHISING CORPORATION
SINGLE UNIT FRANCHISE AGREEMENT
STATEMENT OF PROSPECTIVE FRANCHISEE
(Note: Dates and answers must be completed in the Prospective Franchisee’s own handwriting.)
1. The date of my first face-to-face meeting with a Planet Beach Franchise Marketing Representative to discuss the possible purchase of a Franchise.
__________________, 20 _.
Date
Franchisee’s Initials ______
2. The date on which I received a Franchise Disclosure Document about the Planet Beach Spa Franchise.
__________________, 20 _.
Date
Franchisee’s Initials ______
3. The date when I received a fully completed copy (other than signatures) of the Franchise Agreement I later signed.
__________________, 20 _.
Date
Franchisee’s Initials ______
4. The earliest date on which I signed the Franchise Agreement or any other binding document (not including the Receipt page).
__________________, 20 _.
Date
Franchisee’s Initials ______
5. The earliest date on which I delivered cash, check or other consideration to the Franchise Marketing Representative, broker, Planet Beach Franchising Corporation (“Franchisor”) or any other person or company.
__________________, 20 _.
Date
Franchisee’s Initials ______

Representations:
     No promises, agreements, contracts, commitments, understandings, “side-deals”, options, rights-of-first-refusal or otherwise have been made to or with me with respect to any matter (including but not limited to any representations or promises regarding advertising (television or otherwise), marketing, site location, operational assistance or otherwise) nor have I relied in any way on any such except as expressly set forth in the Franchise Agreement, written Option Agreement, or written addendum signed by me and the President of Franchisor except as follows:_____________________________________________________________________________________________________________________________________
_____________________________________________________________________________________________________________________________________
_________________.
(If none, the prospective franchisee shall write NONE in his/her own handwriting and initial same.)
Franchisee’s Initials ______
     No oral, written or visual claim or representation, promise, agreement, contract, commitment, understanding or otherwise which contradicted, expanded upon or was inconsistent with the Disclosure Document or the Franchise Agreement was made to me by any person or entity, except as follows:_____________________________________________________________________________________________________________________________________
_____________________________________________________________________________________________________________________________________
_________________.
(If none, the prospective franchisee shall write NONE in his/her own handwriting and initial same.)
Franchisee’s Initials ______
     No oral, written or visual claim or representation (including but not limited to charts, tables, spreadsheets or mathematical calculations) which stated or suggested any specific level or range of actual or potential sales, costs, income, expenses, profits, cash flow, tax effects or otherwise (or from which such items might be ascertained) was made to me by any person or entity, except as follows:_____________________________________________________________________________________________________________________________________
_____________________________________________________________________________________________________________________________________
_________________.
(If none, the prospective franchisee shall write NONE in his/her own handwriting and initial same.)
Franchisee’s Initials ______
     No contingency, condition, prerequisite, prior requirement, proviso, reservation, impediment, stipulation, provision or otherwise exists with respect to any matter (including but not limited to obtaining financing, selection, purchase, lease or otherwise of a site, operational matters or otherwise) and/or with respect to my fully performing all of my obligations under the Franchise Agreement and/or any other documents to be executed by me nor have I relied in any way on any such, except as expressly set forth in a writing signed by me and the CEO and COO of Franchisor, except as follows:_____________________________________________________________________________________________________________________________________
_____________________________________________________________________________________________________________________________________
_________________.
(If none, the prospective franchisee shall write NONE in his/her own handwriting and initial same.)
Franchisee’s Initials ______
     I hereby understand that there will be no refunds.
Franchisee’s Initials ______
     Franchisor does not make or endorse nor does it allow any marketing representative, broker or other individual to make or endorse any oral, written, visual or other claim or representation (including but not limited to charts, tables, spreadsheets or mathematical calculations) which stated or suggested any specific level or range of actual or potential sales, costs, income, expenses, profits, cash flow, tax effects or otherwise (or from which such items might be ascertained) with respect to this or any other Franchise, whether made on behalf of or for Franchisor, any Franchisee or other individual and expressly disclaims any such information, data or results.
     In addition, Franchisor does not permit any promises, agreements, contracts, commitments, understandings, “side-deals”, options, rights-of-first-refusal or otherwise or variations of, changes in or supplements to the Franchise Agreement or the existence of any contingencies or conditions to Franchisee’s obligations except by means of a written Addendum signed by Franchisee and Franchisor.
     If any such representations, “side-deals”, contingencies or otherwise have been made by you by any person or otherwise exist, immediately inform the CEO of Franchisor.
     The prospective franchisee understands and agrees to all of the foregoing and certifies that all of the above statements are true, correct and complete.

FRANCHISEE

Dated: _____________________________

Dated: _____________________________
     All of the above is true, correct and complete to the best of my knowledge, information and belief.
________________________________
Franchise Marketing Representative

APPROVED: PLANET BEACH FRANCHISING CORPORATION
By:

EXHIBIT 2
TO
PLANET BEACH FRANCHISING CORPORATION
AREA REPRESENTATIVE AGREEMENT
PLANET BEACH FRANCHISING CORPORATION
MULTI-UNIT OPTION AGREEMENT

MULTI-UNIT OPTION AGREEMENT
     This Multi-Unit Option Agreement (“Agreement”) entered into this ___day of ___, 200___, between Planet Beach Franchising Corporation, a Delaware corporation, with an address at 5145 Taravella Road, Marrero, Louisiana 70072 (hereafter “Planet Beach”), and                                                                                 (hereafter “you”).
Background
A. Contemporaneous with the execution of this Agreement, you and Planet Beach have entered into a Single Unit Franchise Agreement (the “First Franchise Agreement”) for the right to establish and operate a single Planet Beach Spa (the “First Spa”) and paid the Initial Franchise Fee.
B. Planet Beach offers qualified franchisees the right and option to open and operate 2, 4 or 9 additional Planet Beach Spas (the “Additional Spas”) during the term of the option period (defined below) and otherwise upon the terms and conditions of this Agreement.
C. You wish to purchase an option to establish and operate ___ Additional Spas under the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Agreement
1. Grant of Option. In consideration of your payment to Planet Beach of a $                     option fee (the “Option Fee”), which is due and payable upon your execution of this Agreement, Planet Beach grants you the right and option to establish and operate ___ Additional Spas under the terms and conditions of this Agreement. This Option Fee is deemed fully earned upon payment and is nonrefundable.
2. Eligibility. You must purchase this Option when you execute the First Franchise Agreement.
3. Option Period. You may not execute a lease for any Additional Spa prior to exercising your option pursuant to paragraph 4 below. Your option to establish 2 additional Spas will expire three years and one day from the date of the execution of this agreement. Your option to establish 4 additional Spas will expire four years and one day from the date of the execution of this agreement. Your option to establish 9 additional Spas will expire five years and one day from the date of execution of this agreement. You must have all of your Spas open and operating before the expiration of the option period in which you purchased. If you fail to meet the option period listed above you no longer have an option for those additional Spas for which you do not have opened and operating, unless you request in writing an extension which will be approved at Planet Beach’s sole discretion.
4. Exercise of Option. In order to exercise your option for each Additional Spa you must satisfy all of the following conditions, upon the exercise of each option:
     4.1. Execute a new franchise agreement (“Additional Franchise Agreement(s)”), in the form of the then current Franchise Agreement, for each of your Additional Spas, each with its own Data Sheet and Approved Location and Territory Addendum, but without the provision of a Grand Opening Specialist, the Term of which will coincide with the balance of the remaining Term under the First Franchise Agreement;

     4.2. You are not in default under this Agreement, or any other agreement with Planet Beach and/or its affiliate, including any other franchise agreement or development agreement and have fully and faithfully performed all of your material obligations under any such agreements throughout their respective terms;
     4.3. Neither this Agreement, the First Franchise Agreement or any other agreement with you has expired or been terminated by Planet Beach and/or its affiliate;
     4.4. You have timely paid any fees or other monies due Planet Beach as and when they become due under the terms of the First Franchise Agreement or any other agreement with Planet Beach, including interest or principal due under any note payable to Planet Beach;
     4.5. There has been no change in the effective control of you (by way of change in share ownership, membership or partnership interest, or otherwise) without Planet Beach’s written consent; and
     4.6. Your Designated Manager has successfully completed Planet Beach University On-line certifications and has successfully completed Franchisee and Director School.
     4.7. Your Options may be applied only to opening a new Spa and may not be applied to already existing locations.
5. Sale or Assignment. Your rights under this Agreement are personal and you may not sell, transfer, or assign any right granted herein. Notwithstanding, if you are an individual or a partnership, you have the right to assign your rights under this Agreement to a corporation or limited liability company upon the same terms and conditions as provided in paragraph 21.6 of the First Franchise Agreement. Planet Beach has the right to assign this Agreement in whole or in part in its sole discretion.
6. Time is of the Essence. Time is of the essence with respect to any time fixed for performance of any requirement set forth in this Agreement.
7. Acknowledgment. You acknowledge that this Agreement is not a franchise agreement and does not confer upon you any rights to use the Planet Beach Proprietary Marks or the System.
8. Notices. All notices, requests and reports to be given under this Agreement are to be in writing, and delivered by either hand; e-mail with a confirming receipt; overnight mail; or certified mail, return receipt requested, prepaid, to the addresses set forth above (which may be changed by written notice).
9. Governing Law. This Agreement shall be deemed to have been made in the State of Louisiana and shall be construed according to the laws of Louisiana without regard to its conflict of laws, LCC Arts. 3515 et seq., and any amendments and/or revisions thereto.
10. Mediation. At Planet Beach’s option, all claims or disputes between you and Planet Beach or its affiliates arising out of, or in any way relating to, this Agreement, or any of the parties’ respective rights and obligations arising out of this agreement, shall be submitted first to mediation, in the Parish of Jefferson, Louisiana, under the auspices of the National Franchise Mediation Program (“NFMP”), in accordance with the NFMP’s Commercial Mediation Rules then in effect. The parties shall each bear their own costs of mediation and shall share equally the filing fee imposed by NFMP and the mediator’s fees. Planet Beach’s rights to mediation, as set forth herein, may be specifically enforced by Planet Beach.

11. Arbitration. At Planet Beach’s option, all disputes and claims relating to this Agreement or any other agreement entered into between the parties, the rights and obligations of the parties, or any other claims or causes of action relating to the making, interpretation, or performance of either party under this Agreement, shall be settled by arbitration in Jefferson Parish, Louisiana in accordance with the Federal Arbitration Act and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The right and duty of the parties to this Agreement to resolve any disputes by arbitration shall be governed by the Federal Arbitration Act, as amended. Neither party shall pursue class claims and/or consolidate the arbitration with any other proceeding to which the franchisor is a party. Each party must bear its own costs of arbitration including the fee for their respective arbitrator; provided, however, that the neutral or the single arbitrator’s fee shall be shared equally by Planet Beach and you.
The arbitrator’s award shall include all fees, costs and attorneys’ fees for the prevailing party. The arbitrators shall have no authority to amend or modify the terms of the Agreement. To the extent permitted by applicable law, no issue of fact or law shall be given preclusive or collateral estoppel effect in any arbitration, except to the extent such issue may have been determined in another proceeding between the parties. Judgment upon the award of the arbitrator shall be submitted for confirmation to the United States District for the Eastern District of Louisiana and, if confirmed, may be subsequently entered in any court having competent jurisdiction. This agreement to arbitrate shall survive any termination or expiration of this Agreement.
12. Third Party Beneficiaries. Planet Beach’s officers, directors, shareholders, agents, employees and/or affiliates are express third party beneficiaries of this Agreement and the mediation and arbitration provisions contained herein, each having authority to specifically enforce the right to mediate and arbitrate claims asserted against such person(s) by you.
13. Injunctive Relief. Nothing contained in this Agreement herein shall prevent the parties from applying to or obtaining from any court having jurisdiction, without bond, a writ of attachment, temporary injunction, preliminary injunction and/or other emergency relief available to safeguard and protect the parties’ interest prior to the filing of any legal proceeding or pending the trial or handing down of a decision or award pursuant to any legal proceeding conducted hereunder.
14. Jurisdiction and Venue. With respect to any proceeding, the parties agree that any action at law or in equity instituted against either party to this Agreement shall be commenced only in the 24th Judicial District for the Parish of Jefferson, Louisiana or the United States District Court for the Eastern District of Louisiana at Planet Beach’s discretion.
15. Jury Trial Waiver. With respect to any proceeding, the parties hereby agree to waive trial by jury in any action, proceeding or counterclaim, whether at law or equity, regardless of which party brings suit. This waiver shall apply to any matter whatsoever between the parties hereto which arises out of or is related in any way to this Agreement, the performance of either party, and/or your purchase from Planet Beach of the franchise, option and/or any goods or services.
16. Waiver of Punitive Damages. You waive to the fullest extent permitted by law, any right to or claim for any punitive, exemplary, incidental, indirect, special or consequential damages (including, without limitation, lost profits) which you may have against Planet Beach, its affiliates, successors or assigns, arising out of any cause whatsoever (whether such cause be based in contract, negligence, strict liability, other tort or otherwise) and agree that in the event of a dispute, recovery shall be limited to actual damages. If any other term of this Agreement is found or determined to be unconscionable or unenforceable for any reason, the foregoing provisions shall continue in full force and effect, including, without limitation, the waiver of any right to claim any consequential damages.

17. Class Action Waiver. You hereby agree to waive any class action proceeding or counterclaim against Planet Beach, its affiliates, successors or assigns, whether at law or equity, regardless of which party brings suit. This waiver shall apply to any matter whatsoever between the parties hereto which arises out of or is related in any way to this Agreement, the performance of either party, and/or your purchase from Planet Beach, its affiliates, successors or assigns of the franchise and/or any goods or services.
18. Attorneys’ Fees. If either party institutes any judicial or arbitration proceeding to enforce any monetary or non-monetary obligation or interpret the terms of this Agreement and Planet Beach prevails in the action or proceeding, you shall be liable to Planet Beach for all costs, including reasonable attorneys’ fees, incurred in connection with such proceeding.
19. Nonwaiver. Planet Beach’s failure to insist upon strict compliance with any provision of this Agreement shall not be a waiver of Planet Beach’s right to do so, any law, custom, usage or rule to the contrary notwithstanding. Delay or omission by Planet Beach respecting any breach or default shall not affect Planet Beach’s rights respecting any subsequent breaches or defaults. All rights and remedies granted in this Agreement shall be cumulative. Planet Beach’s election to exercise any remedy available by law or contract shall not be deemed a waiver or preclude exercise of any other remedy.
20. Severability. The parties agree that if any provisions of this Agreement may be construed in two ways, one of which would render the provision illegal or otherwise voidable or unenforceable and the other which would render it valid and enforceable, such provision shall have the meaning, which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to fair meaning and not strictly construed against either party. The provisions of this Agreement are severable, and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable. If any material provision of this Agreement shall be stricken or declared invalid, the parties agree to negotiate mutually acceptable substitute provisions. In the event that the parties are unable to agree upon such provisions, Planet Beach reserves the right to terminate this Agreement.
21. Construction of Language. Any term defined in the First Franchise Agreement which is not defined in this Agreement will be ascribed the meaning given to it in the First Franchise Agreement. The language of this Agreement will be construed according to its fair meaning, and not strictly for or against either party. All words in this Agreement refer to whatever number or gender the context requires. If more than one party or person is referred to as you, their obligations and liabilities must be joint and several. Headings are for reference purposes and do not control interpretation.
22. Successors. References to “Planet Beach” or “you” include the respective parties’ successors, assigns or transferees, subject to the limitations of Paragraph 5 of this Agreement.
23. Additional Documentation. You must from time to time, subsequent to the date first set forth above, at Planet Beach’s request and without further consideration, execute and deliver such other documentation or agreement and take such other action as Planet Beach may reasonably require in order to effectuate the transactions contemplated in this Agreement. In the event that you fail to comply with the provisions of this Section, you hereby appoint Planet Beach as your attorney-in-fact to execute any and all documents on your behalf, reasonably necessary to effectuate the transactions contemplated herein.
24. No Right to Offset. You may not withhold all or any part of any payment to Planet Beach or any of its affiliates on the grounds of the alleged nonperformance of Planet Beach or any of its affiliates or as an offset against any amount Planet Beach or any of its affiliates may owe or allegedly owe you under this Agreement or any related agreements.
25. State Law Applies. If any provision of this Agreement, including but not limited to its provisions for transfer, renewal, termination, notice of termination, or cure rights, is inconsistent with any valid law or regulation of the state in which your Spa is located, then the valid law or regulation of that state applicable to the franchised business will supersede any provision of this Agreement that is less favorable to you.
26. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the purchase and operation of additional Spas; no promises, inducements or representations (other than those in the Franchise Disclosure Document) not contained in this Agreement have been made, nor shall any be of any force or effect, nor binding on the parties. Modifications of this Agreement must be in writing and signed by both parties. Planet Beach reserves the right to change Planet Beach’s policies, procedures, standards, specifications or manuals at Planet Beach’s discretion. In the event of a conflict between this Agreement and any Additional Franchise Agreement(s), the terms, conditions and intent of this Agreement shall control.
     IN WITNESS WHEREOF, AND INTENDING TO BE LEGALLY BOUND HEREBY, THE PARTIES HERETO HAVE CAUSED THIS AGREEMENT TO BE EXECUTED EFFECTIVE THE DATE FIRST SET FORTH ABOVE.

PLANET BEACH FRANCHISING CORPORATION
By:

This Agreement is not fully executed until signed by the CEO or COO of Planet Beach Franchising Corporation:

FRANCHISEE:

Witness

Witness

EXHIBIT 3
TO
PLANET BEACH FRANCHISING CORPORATION
AREA REPRESENTATIVE AGREEMENT
GUARANTY AGREEMENT
     WHEREAS, an Area Representative Agreement                     , 20___ has been entered into between Planet Beach Franchising Corporation and                                          referred to as “Area Representative”) for the right and license to you to serve as an independent representative of Planet Beach in order to recruit prospective franchisees and provide certain services to franchisees; and
     WHEREAS, the undersigned guarantor desires to guarantee the obligations of Area Representative to Planet Beach Franchising Corporation;
     NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:
     The undersigned, as a person with an interest in serving as an independent representative of Planet Beach, agrees to personally and unconditionally guarantee the obligations of Area Representative to Planet Beach Franchising Corporation and shall personally be subject to and bound by all terms, conditions, restrictions and prohibitions contained in the Planet Beach Franchising Corporation’s Area Representative Agreement including, without limitation, the confidentiality provisions, covenants, and indemnification provisions contained in Sections 6, 11 and 13, respectively. Further, the undersigned agrees to personally act as surety for the full and faithful performance of all of the financial obligations, commitments and payments required of the Area Representative in any such subject Area Representative Agreement. The undersigned agrees that Planet Beach Franchising Corporation does not have to pursue any remedies it may have against the Area Representative or any other individual guarantor; but, rather, it may proceed directly and primarily against the undersigned with or without joining the Area Representative or other guarantors as principals or as named parties in any such proceeding. The undersigned is jointly and severally liable for such obligations, commitments and payments required of the Area Representative.

Witness	Guarantor, Individually

Witness	Guarantor, Individually

ACKNOWLEDGMENT BY GUARANTOR
     WHEREAS, a Guaranty Agreement dated                                         , is being entered into between Planet Beach Franchising Corporation and                                          (“Guarantor”), whereunder Guarantor has guaranteed the obligations of a corporate, limited partnership or limited liability company area representative to Planet Beach Franchising Corporation, or is the spouse of an individual area representative of Planet Beach Franchising Corporation, and
     WHEREAS, Planet Beach Franchising Corporation and Guarantor desire to clarify the relationship between them.
     NOW, THEREFORE, Guarantor acknowledges that Guarantor has conducted an independent investigation of the Planet Beach Franchising Corporation area representative program and recognizes that the business venture contemplated by the area representative involves business risk and success will be largely dependent upon the ability of the area representative, Guarantor and other persons with an interest in the area representative opportunity as independent business persons. Planet Beach Franchising Corporation expressly disclaims the making of, and Guarantor acknowledges not receiving, any guaranty or warranty, express or implied, nor any representation as to the potential volume, profits or success of the business venture contemplated by the Area Representative Agreement. Guarantor further represents that Guarantor is not a party to any agreement which might interfere with the performance required of persons with an interest in the area representative opportunity under the Planet Beach Franchising Corporation’s Area Representative Agreement, and that entering into such agreement shall not in any way interfere with or constitute a breach of any prior existing contract to which Guarantor is a party.

Witness	Guarantor, Individually

Witness	Guarantor, Individually

EXHIBIT 4
TO
PLANET BEACH FRANCHISING CORPORATION
AREA REPRESENTATIVE AGREEMENT
CONFIDENTIALITY AND NON-COMPETITION AGREEMENT
(for trained employees, shareholders, officers, directors, general partners, members and managers of Area Representative)
          In consideration of my being a                                          of                                           (the “Area Representative”), and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, I hereby acknowledge and agree that:
     1.                                         , doing business as                                          (the “Area Representative”), has acquired the right from Planet Beach Franchising Corporation (the “Company”) to recruit and support prospective franchisees (“Area Representative Opportunity”) and the right to use in the operation of the Company’s trade names, service marks, trademarks, logos, emblems, and indicia of origin (the “Proprietary Marks”) and the Company’s unique and distinctive format and system relating to the establishment and operation of Planet Beach locations (the “System’), as they may be changed, improved and further developed from time to time in the Company’s sole discretion, only at the following authorized and approved territory (the “Approved Territory”):

     2. The Company possesses certain proprietary and confidential information relating to the operation of the System, which includes certain proprietary methods, techniques, formats, specifications, systems, procedures, methods of business practices and management, sales and promotional techniques and knowledge of, and experience in, the operation of the Franchised Business (the “Confidential Information”).
     3. Any and all information, knowledge, know-how, and techniques that the company specifically designates as confidential shall be deemed to be Confidential Information for purposes of this Agreement.
     4. As                                          of the Area Representative, the Company and Area Representative will disclose the Confidential Information to me in furnishing to me the training program and subsequent ongoing training, the company’s Operations Manual (the “Manual”) and other general assistance during the term of this Agreement.
     5. I will not acquire any interest in the Confidential Information, other than the right to utilize it in the operation of the Area Representative Opportunity during the term hereof, and the use of duplication of the Confidential Information for any use outside the System would constitute an unfair method of competition.
     6. The confidential Information is proprietary, involves trade secrets of the Company, and is disclosed to me solely on the condition that I agree, that I shall hold in strict confidence all Confidential Information and all other Information designated by the Company as confidential. Unless the Company otherwise agrees in writing, I will disclose and/or use the Confidential Information only in connection with my duties as                                          of the Area Representative, and will continue not to disclose any such information even after I cease to be in that position and will not use any such information even after I cease to be in that position unless I can demonstrate that such information has become generally known or easily accessible other than by the breach of an obligation of Area Representative under the Area Representative Agreement.
     7. Except as otherwise approved in writing by the Company, I shall not, while in my position with the Area Representative and for a continuous uninterrupted period commencing upon the cessation or termination of my position with Area Representative, regardless of the cause for termination, and continuing for 2 years thereafter, either directly or indirectly, for myself, or through, on behalf of, or in conjunction with any person, persons, partnership, or corporation, own, maintain, operate, engage in, act as a consultant for, perform services for, or have any interest in any retail business selling any product or products which are the same as, or substantially similar to, any of the products or services offered by a Planet Beach Tanning Spa, except at a Planet Beach Tanning Spa, which is or is intended to be, located within:
7.1.	the Area Representative ’s Territory as defined in the Area Representative Agreement;

7.2.	10 miles of Area Representative’s Territory; or

7.3.	10 miles of any Planet Beach Tanning Spa operating under the System and the Proprietary Marks.
This restriction does not apply to my ownership of less than 5% beneficial interest in the outstanding securities of any publicly-held corporation.
     8. I agree that each of the foregoing covenants shall be constructed as independent of any other covenant or provision of this Agreement. If all or any portion of a covenant in this Agreement is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed final decision to which the Company is a party, I expressly agree to be bound by any lesser covenant subsumed within the terms of such covenant that imposes the maximum duty by law, as if the resulting covenant were separately stated in and made part of this Agreement.
     9. I understand and acknowledge that the Company shall have the right, in its sole discretion to reduce the scope of any covenant set forth in this Agreement, or any portion thereof, without my consent, effective immediately upon receipt by me of written notice thereof; and I agree to comply forthwith with any covenant as so modified.
     10. The Company is an intended beneficiary of this Agreement and may enforce it, solely and/or jointly with the Area Representative. I am aware that my violation of this Agreement will cause the Company and the Area Representative irreparable harm; therefore, I acknowledge and agree that the Franchisee and/or the Company may apply for the issuance of an injunction preventing me from violating this Agreement, and I agree to remit the Area Representative and the Company all the costs it/they incur(s), including, without limitation, legal fees and expenses, if this Agreement is enforced against me. Due to the importance of this Agreement to the Area Representative and the Company, any claim I have against the Area Representative or the Company is separate matter and does not entitle me to violate, or justify any violation of this Agreement.
     11. This Agreement shall be constructed under the laws of the State of Louisiana without regard to its conflict of laws, LCC Arts. 3515 et seq., and any amendments and/or revisions thereto. The only way this Agreement can be changed is in writing signed by both the Franchisee and me.

Signature:
Name:
Address:
Title:
Witness:

Signature:

Name:

Address:

Title:

Witness:

ACKNOWLEDGED BY AREA REPRESENTATIVE

By:

Name:

Title:

By:

Name:

Title:

EXHIBIT 5
TO
PLANET BEACH FRANCHISING CORPORATION
AREA REPRESENTATIVE AGREEMENT
STATEMENT OF PROSPECTIVE AREA REPRESENTATIVE
(Note: Dates and answers must be completed in the Prospective Area Representative’s own handwriting.)
The date of my first face-to-face meeting with a Planet Beach Franchise Marketing Representative, to discuss the possible purchase of an Area Representative Opportunity.                                         , 20___.
Area Representative’s Initials
The date on which I received a Franchise Disclosure Document about the Planet Beach Area Representative Opportunity                                        , 20                    .
Area Representative’s Initials
The date when I received a fully completed copy (other than signatures) of the Area Representative Agreement I later signed.                                         , 20                    .
Area Representative’s Initials
The earliest date on which I signed the Area Representative Agreement or any other binding document (not including the Receipt page).                                         , 20                    .
Area Representative’s Initials
The earliest date on which I delivered cash, check or other consideration to the Franchise Marketing Representative, broker, Planet Beach Franchising Corporation (“Franchisor”) or any other person or company.                                         , 20                    .
Area Representative’s Initials
Representations:
     No promises, agreements, contracts, commitments, understandings, “side-deals”, options, rights-of-first-refusal or otherwise have been made to or with me with respect to any matter (including but not limited to any representations or promises regarding advertising (television or otherwise), marketing, site location, operational assistance or otherwise) nor have I relied in any way on any such except as expressly set forth in the Area Representative Agreement, or written addendum signed by me and the President of Franchisor except as follows:

                                             . (If none, the prospective Area Representative shall write NONE in his/her own handwriting and initial same.)
Area Representative’s Initials
     No oral, written or visual claim or representation, promise, agreement, contract, commitment, understanding or otherwise which contradicted, expanded upon or was inconsistent with the Disclosure

Document or the Area Representative Agreement was made to me by any person or entity, except as follows:

                     . (If none, the prospective Area Representative shall write NONE in his/her own handwriting and initial same.)
Area Representative’s Initials
     No oral, written or visual claim or representation (including but not limited to charts, tables, spreadsheets or mathematical calculations) which stated or suggested any specific level or range of actual or potential sales, costs, income, expenses, profits, cash flow, tax effects or otherwise (or from which such items might be ascertained) was made to me by any person or entity, except as follows:

                     . (If none, the prospective Area Representative shall write NONE in his/her own handwriting and initial same.)
Area Representative ’s Initials
     No contingency, condition, prerequisite, prior requirement, proviso, reservation, impediment, stipulation, provision or otherwise exists with respect to any matter (including but not limited to obtaining financing, selection, purchase, lease or otherwise of a site, operational matters or otherwise) and/or with respect to my fully performing all of my obligations under the Area Representative Agreement and/or any other documents to be executed by me nor have I relied in any way on any such, except as expressly set forth in a writing signed by me and the CEO and COO of Franchisor, except as follows:

                     . (If none, the prospective Area Representative shall write NONE in his/her own handwriting and initial same.)
Area Representative’s Initials
I hereby understand that there will be no refunds.
Area Representative’s Initials
     Franchisor does not make or endorse nor does it allow any marketing representative, broker or other individual to make or endorse any oral, written, visual or other claim or representation (including but not limited to charts, tables, spreadsheets or mathematical calculations) which stated or suggested any specific level or range of actual or potential sales, costs, income, expenses, profits, cash flow, tax effects or otherwise (or from which such items might be ascertained) with respect to this or any other Franchise, whether made on behalf of or for Franchisor, any Area Representative or other individual and expressly disclaims any such information, data or results.
     In addition, Franchisor does not permit any promises, agreements, contracts, commitments, understandings, “side-deals”, options, rights-of-first-refusal or otherwise or variations of, changes in or supplements to the Area Representative Agreement or the existence of any contingencies or conditions to Franchisee’s obligations except by means of a written Addendum signed by Area Representative and Franchisor.
     If any such representations, “side-deals”, contingencies or otherwise have been made by you by any person or otherwise exist, immediately inform the CEO of Franchisor.

     The prospective Area Representative understands and agrees to all of the foregoing and certifies that all of the above statements are true, correct and complete.

AREA REPRESENTATIVE

Dated:

Dated:

All of the above is true, correct and complete to the best of my knowledge, information and belief.

Franchise Marketing Representative

APPROVED: PLANET BEACH FRANCHISING CORPORATION
By: